Exhibit 10.1

[Execution Version]

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 3, 2011

among

THE BRINK’S COMPANY,

CERTAIN OF ITS SUBSIDIARIES,

THE ROYAL BANK OF SCOTLAND N.V.

and

RBS SECURITIES INC.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.01	Defined Terms	1
1.02	Accounting Principles	15
ARTICLE II	LOANS AND ALLOCATIONS	15
2.01	Amounts and Terms of Commitment	15
2.02	Procedure for Borrowing Loans	17
2.03	Conversion and Continuation Elections	17
2.04	Termination or Reduction of the Commitment	18
2.05	Optional Prepayments	19
2.06	Repayment of Principal	19
2.07	Interest	19
2.08	Fees	20
2.09	Computation of Fees and Interest	21
2.10	Payments	21
ARTICLE III	LETTERS OF CREDIT	22
3.01	The Letter of Credit Commitment	22
3.02	Terms of the Letters of Credit	22
3.03	Procedure for Issuance of the Letters of Credit	23
3.04	Drawings and Reimbursements	24
3.05	Reimbursement Obligations Absolute	24
3.06	Disbursement Procedures	25
3.07	Evergreen Letters of Credit; Revolving Letters of Credit	26
3.08	Additional Limitations	26
3.09	Applicability of ISP and UCP	27
3.10	Downgrade Event	27
ARTICLE IV	TAXES, YIELD PROTECTION AND ILLEGALITY	28
4.01	Taxes	28
4.02	Illegality	30
4.03	Increased Costs and Reduction of Return; Additional Interest on LIBOR Rate Loans	30
4.04	Funding Losses	32
4.05	Inability to Determine Rates	32
4.06	Certificate of the Bank	32
4.07	Survival	33
ARTICLE V	CONDITIONS PRECEDENT	33
5.01	Conditions to Effectiveness of this Agreement	33
5.02	Conditions to Subsequent Advances and Allocations	34
ARTICLE VI	REPRESENTATIONS AND WARRANTIES	35
6.01	Corporate Existence	35
6.02	Non-Contravention	35
6.03	No Consent	35
6.04	Execution and Delivery; Binding Obligations	35
6.05	Title to Properties	35
6.06	Subsidiaries	36

6.07	Financial Statements	36
6.08	Litigation	36
6.09	Taxes	37
6.10	ERISA	37
6.11	No Default	37
6.12	Federal Reserve Regulations	38
6.13	Investment Company Act	38
6.14	Environmental Matters	38
6.15	Compliance with Law	38
6.16	Priority of Debt	38
ARTICLE VII	AFFIRMATIVE COVENANTS	39
7.01	Payment of Taxes, etc.	39
7.02	Maintenance of Insurance	39
7.03	Preservation of Legal Existence, etc.	39
7.04	Compliance with Laws, etc.	39
7.05	Compliance with ERISA and the Code	39
7.06	Compliance with Contracts, etc.	40
7.07	Access to Properties	40
7.08	Conduct of Business	40
7.09	Use of Proceeds	40
7.10	Financial Statements	40
7.11	Books and Records	42
7.12	Additional Information	42
7.13	SEC Filings	42
7.14	Change in Debt Rating	42
7.15	Notice of Environmental Matters	42
7.16	Notice of Litigation and Other Matters	42
ARTICLE VIII	NEGATIVE COVENANTS	43
8.01	Financial Covenants	43
8.02	Limitations on Liens	43
8.03	Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets	46
8.04	Transactions with Affiliates	47
8.05	Compliance with Regulations T, U and X	47
8.06	Hedging Agreements	47
8.07	ERISA	47
8.08	Limitations on Acquisitions	47
8.09	Sale Leaseback Transactions	47
8.10	Limitations on Investments	48
8.11	Limitations on Consolidated Debt	49
ARTICLE IX	GUARANTY	49
9.01	Guaranty of Payment	49
9.02	Obligations Unconditional	49
9.03	Modifications	50
9.04	Waiver of Rights	50
9.05	Reinstatement	51

9.06	Remedies	51
9.07	Subrogation	51
9.08	Limitation of Guaranty	51
9.09	Termination of Guaranty Upon Divestiture	51
ARTICLE X	EVENTS OF DEFAULT	52
10.01	Event of Default	52
10.02	Remedies	53
10.03	Rights Not Exclusive	54
ARTICLE XI	MISCELLANEOUS	54
11.01	Amendments and Waivers	54
11.02	Notices	54
11.03	No Waiver; Cumulative Remedies	55
11.04	Costs and Expenses	56
11.05	Indemnities	56
11.06	Successors and Assigns	57
11.07	Assignments	57
11.08	Confidentiality	58
11.09	Counterparts; Effectiveness	58
11.10	Severability	58
11.11	Governing Law and Jurisdiction	58
11.12	Waiver of Jury Trial	59
11.13	Entire Agreement	59
11.14	No Novation	59
11.15	Arranger’s Duties and Obligations	60
11.16	USA Patriot Act	60

SCHEDULES

Schedule 2.01	Covered Subsidiaries and Allocations
Schedule 3.01	Outstanding Letters of Credit
Schedule 6.06	Subsidiaries of the Parent
Schedule 8.02	Existing Liens
Schedule 11.02	Notices

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 3, 2011 among THE BRINK’S COMPANY, a Virginia corporation (the “Parent”), the Subsidiaries of the Parent signatory hereto, THE ROYAL BANK OF SCOTLAND N.V. (formerly known as ABN AMRO Bank N.V. and herein called the “Bank”), and RBS SECURITIES INC. (the “Arranger”).

WHEREAS, pursuant to a Credit Agreement dated as of July 13, 2005 among the Parent, certain Subsidiaries of the Parent party thereto and the Bank (as amended by that certain First Amendment to Credit Agreement dated as of December 22, 2006 and that certain Second Amendment to Credit Agreement dated as of March 24, 2008, the “Existing Credit Agreement”), the Bank has (i) extended a revolving credit facility to the Parent and certain of its Subsidiaries and (ii) issued for the account of the Parent and its Subsidiaries, and there remain outstanding certain letters of credit all of which are described on Schedule 3.01 attached hereto (the “Outstanding Letters of Credit”);

WHEREAS, the Parent and the Subsidiaries of the Parent party thereto have requested that the Bank amend the Existing Credit Agreement as set forth herein and to restate the Existing Credit Agreement in its entirety to read as follows; and

WHEREAS, the Bank has agreed to make and/or continue to make loans and other financial accommodations to the Parent and the Covered Subsidiaries on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Defined Terms. In addition to the terms defined in the recitals to this Agreement, the following terms have the following meanings:

“Advances” has the meaning assigned thereto in Section 2.01.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, amended and restated, supplemented or modified from time to time.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.

“Applicable LT Rating” means as to each of Moody’s and S&P, its rating of the Parent’s senior, unsecured, long-term, non-credit-enhanced debt for borrowed money.

“Applicable Percentage” means, for purposes of calculating (a) the interest rate available to the LIBOR Rate Loans; (b) the interest rate applicable to the Base Rate Loans; (c) the facility fee; and (d) letter of credit fees, the applicable percentage set forth below opposite the Applicable LT Rating:

Pricing Level	Applicable LT Rating	LIBOR Rate Margin/ Financial LC Fee (bps)	Base Rate Margin (bps)	Facility Fee (bps)	Commercial and Performance LC Fee (bps)
I	A/A2 or above	100.0	0.0	12.5	50.0
II	A-/A3	112.5	12.5	15.0	75.0
III	BBB+/Baa1	137.5	37.5	20.0	87.5
IV	BBB/Baa2	150.0	50.0	25.0	110.0
V	BBB-/Baa3	175.0	75.0	30.0	125.0
VI	BB+/Ba1 or below	200.0	100.0	35.0	150.0

For purposes of the foregoing, (i) if the Applicable LT Ratings established by Moody’s and S&P are different but correspond to consecutive pricing levels, then the pricing will be based on the higher Applicable LT Rating (e.g., if Moody’s Applicable LT Rating corresponds to Level I and S&P’s Applicable LT Rating corresponds to Level II, then the pricing will be based on Level I), and (ii) if the Applicable LT Ratings established by Moody’s and S&P are more than one pricing level apart, then the pricing will be based on the rating which is one level higher than the lower rating (e.g., if Moody’s and S&P’s Applicable LT Ratings correspond to Levels I and IV, respectively, then the pricing will be based on Level III). The Applicable Percentage shall be adjusted on the date that is five (5) Business Days after the date of any change in the Applicable LT Ratings (each such adjustment date a “Rate Determination Date”). Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date. Adjustments in the Applicable Percentages shall be effective as to existing Loans and Letters of Credit as well as any new Loans or Letters of Credit made or issued thereafter.

“Approved Currencies” means Dollars and other currencies as are available to the Parent for Loans and Letters of Credit or a Covered Subsidiary for credit extensions by a branch or Affiliate of the Bank and which are freely transferable and convertible into Dollars.

“Arrangement Fee” has the meaning assigned thereto in Section 2.08(c).

“Arranger” has the meaning assigned thereto in the introductory paragraph.

“Bank” has the meaning assigned thereto in the introductory paragraph.

“Bankruptcy Code” means 11 U.S.C. §§101 et seq.

“Base Rate” means the highest of (a) the rate of interest announced from time to time by the Bank as its “reference rate” or its “prime rate” (which rate is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate), (b) one-half percent per annum above the latest Federal Funds Rate and (c) the LIBOR Rate applicable to Dollars for a period of one month plus 1.00% at approximately 11:00 a.m., London time, on such day; provided, however, that in any case in which, in accordance with the terms of this Agreement, the Base Rate will be applied to an amount which is denominated in a currency other than Dollars, the Base Rate shall be deemed to refer to the nearest equivalent rate applied by the respective Lending Office to short term loans denominated in such currency. Any change in the reference rate or prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close except in the case of LIBOR Rate Loans, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and London, England are authorized or required by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means, with respect to any Person who is a lessee of property, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on the lessee’s balance sheet.

“Cash Equivalents” means (a) demand deposits maintained in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (c) time deposits, certificates of deposit, master notes and bankers acceptances of (i) the Bank or any of its Affiliates, (ii) any other commercial bank or trust company (or any Affiliate thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank, trust company or Affiliate thereof being an “Approved Institution”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any

Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including the Bank or any of its Affiliates) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by Approved Institutions, (g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies), (h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions, or (i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Letter of Credit” means a documentary letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Parent or any Covered Subsidiary in the ordinary course of its business.

“Commitment” means the commitment of the Bank under this Agreement to make Advances in an aggregate principal amount not to exceed $30,000,000 at any time outstanding, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Consolidated Debt” means, as of any date of determination, without duplication, all Debt of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated EBITDA” means, for the Parent and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, as applied to the Parent and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases, and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Lease Rentals” means, as of any date of determination, Lease Rentals of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) any non-cash impairment, valuation allowance, write-up, write-down or write-off in the book value of any assets and (c) any non-cash loss in connection with the disposition of any assets.

“Consolidated Net Worth” means, as of any date, as applied to the Parent and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by the Parent and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets, (iii) any non-cash loss in connection with the disposition of any assets and (iv) unfunded retirement liabilities of the Parent and its Restricted Subsidiaries associated with pension plans and United Mine Workers of America retiree medical plans and black lung obligations; provided further, that the items referred to in clauses (i), (ii) and (iii), shall be excluded only to the extent that such items are recorded following the date hereof.

“Covered Subsidiaries” means each Subsidiary named on Schedule 2.01, as such schedule may be updated from time to time in accordance with the terms of Section 2.01(b).

“Credit Parties” means the Parent and the Guarantors.

“Debt” of any Person means at any date of determination, without duplication, the sum of the following determined and calculated in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (d) all Support Obligations of such Person with respect to

Debt of others, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), and (g) the outstanding attributed principal amount under any asset securitization program of such Person. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, extraordinary administration or similar debtor relief laws of the United States or other applicable jurisdictions (U.S. domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

“Dollar Equivalent” means (a) in relation to an amount denominated in Dollars, the amount thereof and (b) in relation to an amount denominated in any Approved Currency other than Dollars, the amount of Dollars that can be purchased with such Approved Currency at the spot rate of exchange determined by the Bank in accordance with its customary practices on the date of determination.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Downgrade Event” has the meaning assigned thereto in Section 3.10.

“Effective Date” means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank.

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“ERISA Affiliate” means any Person who together with the Parent is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Evergreen Letter of Credit” has the meaning assigned thereto in Section 3.07(a).

“Existing Credit Agreement” has the meaning assigned thereto in the Preamble to this Agreement.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three federal funds brokers of recognized standing selected by it.

“Financial Institution” shall mean (i) a commercial bank, a savings and loan association or a savings bank, in each case that has a rating of “A” or higher by S&P or “A2” or higher by Moody’s, or (ii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000.

“Financial Letter of Credit” means any letter of credit issued to a Person other than an Affiliate of the Parent to secure the payment by any Person of its financial obligations, or to provide a counter or “back-up” guarantee in support of a bank guarantee, Letter of Credit or other credit facility afforded to the Parent or a Covered Subsidiary, or to support local currency borrowings outside the United States.

“Fiscal Year” means the fiscal year of the Parent ending on December 31 in any year.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated, subject to Section 1.02.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, in each case whether U.S. domestic or foreign (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means each of Brink’s, Incorporated, a Delaware corporation, Pittston Services Group Inc., a Virginia corporation, and Brink’s Holding Company, a Delaware corporation.

“Hazardous Materials” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending as of such day.

“Interest Payment Date” means (i) the Termination Date, (ii) with respect to LIBOR Rate Loans, the last day of the Interest Period applicable to each such Loan, and, if any such Interest Period exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period, and (iii) with respect to Base Rate Loans, the last Business Day of each calendar quarter.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed, continued or converted to a Base Rate Loan, and in each case ending on the date one, two, three or six months thereafter, as selected by the Parent in its notice of borrowing or notice of conversion or continuation, provided that:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Termination Date.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Labor Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

“L/C Application” has the meaning assigned thereto in Section 3.03(b).

“L/C Related Documents” has the meaning assigned thereto in Section 3.05(a).

“Lease” means a lease, other than a Capital Lease, of real or personal, or real and personal, property.

“Lease Rentals” for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Lending Office” shall mean the particular office of the Bank at which it shall make, issue and maintain Base Rate Loans, Letters of Credit or LIBOR Rate Loans for the Parent. The Bank may have different Lending Offices for extensions of credit of different types (including Loans that bear interest according to different formulas) and may change such Lending Office or Lending Office at any time or from time to time.

“Letter of Credit” means an irrevocable and definite undertaking by a Lending Office to make payment upon delivery of the documents specified in such Letter of Credit and which is issued pursuant to Section 3.03. A Letter of Credit may be a Commercial Letter of Credit, a Financial Letter of Credit or a Performance Letter of Credit.

“Letter of Credit Obligations” means, in respect of any Letter of Credit as at any date of determination, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit plus (b) the aggregate amount of all Reimbursement Obligations then outstanding with respect to such Letter of Credit.

“Leverage Ratio” means, as of the date of any determination with respect to the Parent, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date if such date is December 31), of Consolidated Lease Rentals under non-cancellable Leases entered into by the Parent or any of its Subsidiaries, discounted to such December 31 to present value at 10% and net of aggregate minimum non-cancellable sublease rentals, determined on a basis consistent with Note 14 to the Parent’s consolidated financial statements at and for the period ended December 31, 2010, included in the Parent’s 2010 annual report to shareholders, exceeds (B) $400,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a) plus (ii) Consolidated Net Worth as of such date.

“LIBOR Rate” means, for each Interest Period in respect of any LIBOR Rate Loan:

(a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the relevant Lending Office to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Bank as the rate of interest at which dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable LIBOR Rate Loan and with a term equivalent to such Interest Period would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Loan” means a Loan that bears interest based on the LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan” means an advance of funds by a Lending Office to the Parent pursuant to Section 2.01, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement and all documents delivered to the Bank or any other Lending Office in connection herewith, including without limitation, the Notes, any L/C Related Documents, any other documentation executed at the request of any Lending Office and any documentation executed by any Covered Subsidiary with or for the benefit of the Bank or any branch or Affiliate of the Bank in connection with any extensions of credit made pursuant to allocations of the Commitment contemplated by Section 2.01(b).

“Margin Stock” has the meaning given such term under Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent and its Restricted Subsidiaries taken as a whole that would impair the ability of the Credit Parties to perform their obligations under the Loan Documents or (b) the rights or remedies of the Bank under the Loan Documents.

“Material Domestic Subsidiary” means any Subsidiary of the Parent which (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) together with its Subsidiaries, as of any date of determination, (i) owns more than twenty percent (20%) of the assets and properties of the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries or (ii) accounts for more than twenty percent (20%) of Consolidated EBITDA.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and is subject to Title IV of ERISA to which the Parent or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six years.

“Non-Extension Date” has the meaning assigned thereto in Section 3.07(a).

“Note” means any promissory note executed by the Parent in favor of the Bank or any other Lending Office pursuant to Section 2.01(c).

“Obligations” means all Loans, Letter of Credit Obligations and other indebtedness, advances, Debt, liabilities, obligations, covenants and duties owing by the Parent or a Covered Subsidiary to the Bank, any Lending Office or any other Person required to be paid or indemnified by the Parent or Covered Subsidiary under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, whether arising under, out of, or in connection with, any checks, notes, drafts, bills of exchange, acceptances, orders, instruments of guarantee and indemnity or other instruments for the payment of money, or in any other manner and also including any other document made, delivered or given in connection therewith, and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, of the Parent or any Covered Subsidiary to the Bank or any other Lending Office arising under any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable and documented fees and disbursements of counsel to the Bank, including, without limitation, allocated costs of staff counsel) or otherwise, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Outstanding Letter of Credit” has the meaning assigned thereto in the Preamble to this Agreement.

“Parent” has the meaning assigned thereto in the introductory paragraph.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of the Parent or any of its ERISA Affiliates.

“Performance Letter of Credit” means any Letter of Credit which is not a Commercial Letter of Credit or a Financial Letter of Credit.

“Permitted Assignee” has the meaning assigned thereto in Section 11.07.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA, other than a Multiemployer Plan, and in respect of which the Parent or any ERISA Affiliate is (or if such plan were terminated at such time, would, under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Reimbursement Obligation” means in respect of any Letter of Credit at any date of determination, the aggregate amount of all drawings under such Letter of Credit honored by the issuing Lending Office and not theretofore reimbursed by the Parent or by the Guarantors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, attorneys, advisors and other authorized representatives of such Person and such Person’s Affiliates.

“Replacement Bank” has the meaning assigned thereto in Section 3.10.

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under subsection .22, .23, .27 or .28 of PBGC Regulation Section 4043.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Parent or any other officer of the Parent proposed by the Parent and reasonably acceptable to the Bank.

“Restricted Subsidiary” means:

(i) any Subsidiary of the Parent at the Effective Date other than a Subsidiary designated as an Unrestricted Subsidiary in Schedule 6.06;

(ii) any Material Domestic Subsidiary of the Parent;

(iii) any Subsidiary of the Parent that is a Guarantor;

(iv) any Subsidiary of the Parent that owns, directly or indirectly, any of the capital stock of any Guarantor; and

(v) any Person that becomes a Subsidiary of the Parent after the Effective Date unless, prior to such Person becoming a Subsidiary, a Responsible Officer designates such Subsidiary as an Unrestricted Subsidiary, in accordance with the following paragraph.

A Restricted Subsidiary (other than any Material Domestic Subsidiary, any Subsidiary that is a Guarantor, or any Subsidiary that owns, directly or indirectly, any of the capital stock of any Guarantor) may be designated by a Responsible Officer as an Unrestricted Subsidiary by written notice to the Bank, but only if (a) the Subsidiary owns no shares, directly or indirectly, of capital stock of the Parent or any Restricted Subsidiary and (b) immediately after such designation, the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00. An Unrestricted Subsidiary may be designated by a Responsible Officer as a Restricted Subsidiary by written notice to the Bank, but only if immediately after such designation (x) the Parent shall be in compliance with Section 5.02(b) and (c) and (y) the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.

“Revolving Letter of Credit” has the meaning assigned thereto in Section 3.07(b).

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means the sale by the Parent or a Restricted Subsidiary to any Person (other than the Parent or any Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Parent or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Parent.

“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 8.10).

“Taxes” has the meaning assigned thereto in Section 4.01(a).

“Termination Date” has the meaning assigned thereto in Section 2.01.

“UCP” means the “Uniform Customs and Practice for Documentary Credits (2007 Revision)” published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Withholding Taxes” has the meaning assigned thereto in Section 4.01(a).

1.02 Accounting Principles. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.10 consistent with the annual audited financial statements referenced in Section 6.07; provided, however, if (a) the Parent shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 60 days after delivery of such financial statements, then (i) such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Parent to the Bank as to which no such objection shall have been made and (ii) the Bank and the Parent shall negotiate in good faith to amend such ratio or requirement as to which objections shall have been made to preserve the original intent thereof in light of such change in GAAP.

ARTICLE II

LOANS AND ALLOCATIONS

2.01 Amounts and Terms of Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make available to the Parent from time to time from the Effective Date until the third anniversary of the Effective Date, or until such earlier date on which the Bank terminates the Commitment pursuant to Section 10.02(a) or the Parent terminates the Commitment pursuant to Section 2.04(b) (the “Termination Date”), Loans and Letters of Credit in Dollars or in any Approved Currency in an aggregate amount (which, as of the Effective Date, includes amounts outstanding under the Existing Credit Agreement which are continued under this Agreement) at any time outstanding not to exceed the amount of the Commitment (subject to reduction pursuant to Section 2.04(b)), as follows in this Article II and Article III:

(a) Advances. Within the limits of the Commitment and subject to the other terms and conditions of this Agreement, the Parent may borrow Loans or request Letters of Credit (collectively, the “Advances”), prepay pursuant to Section 2.05 and reborrow pursuant to this Section 2.01.

(b) Allocations.

(i) The initial allocations of the Commitment among the Covered Subsidiaries is set forth on Schedule 2.01 attached hereto in the amounts set forth thereon. The allocation of a portion of the Commitment to a Covered Subsidiary shall not affect the availability to the Parent of any unused and unallocated portion of the Commitment.

(ii) As of the Effective Date, those Subsidiaries of the Parent listed on Schedule 2.01 have been designated by the Parent and accepted by the Bank as Covered Subsidiaries with such allocations of the unused Commitment as are specified on such Schedule 2.01. At any time and from time to time after the

Effective Date, the Parent, may by written notice to the Bank request that any other Subsidiary of the Parent (other than Pittston Minerals Group, Inc., Pittston Coal Company and any of their respective Subsidiaries) be designated as a Covered Subsidiary and/or that the allocation of the Commitment among the Parent and the Covered Subsidiaries be modified. Any such request shall state the name and address of, as applicable, the Covered Subsidiary or the Subsidiary of the Parent proposed to be designated as an additional Covered Subsidiary and the country in which a credit extension is contemplated. The Bank, after consultation with its relevant branch or Affiliate, shall notify the Parent as soon as reasonably practicable whether it accepts such additional designation and/or re-allocation and shall advise the Parent in writing of the acceptance of such designation and/or such re-allocation. Any Subsidiary of the Parent so accepted by the Bank as an additional Covered Subsidiary in accordance with the immediately preceding sentence shall be deemed to be a Covered Subsidiary for all purposes under this Agreement, including Schedule 2.01 effective on the date of such acceptance. Upon request of the Parent at any time and from time to time, the Bank shall furnish revised versions of Schedule 2.01, as amended or supplemented, listing all Covered Subsidiaries and specifying the allocated portion of the unused Commitment applicable to such Covered Subsidiaries. The Bank shall not be obligated in any way to accept any such additional designation of a Covered Subsidiary or any such re-allocation. The determination by the Bank of the Dollar Equivalent with respect to any credit extensions in a currency other than US Dollars shall be conclusive and binding upon the Parent; the Bank may readjust the Dollar Equivalent periodically as provided in Section 2.04(b) and Section 2.06(b) (provided it agrees not to make any such readjustment unless the Dollar Equivalent of Loans, Letter of Credit Obligations and allocations exceeds the Commitment by 5% or more and the Bank agrees to give the Parent prompt written notice of any such readjustment). The Bank’s relevant branch or Affiliate and the relevant Covered Subsidiary shall be free to structure each individual credit transaction in accordance with all relevant law, local custom and practice, including pricing and collateral, provided the guaranties of the Guarantors under Article IX shall apply to all such extensions of credit. Any portions of the Commitment allocated as hereinabove provided shall be unavailable for use by the Parent and for further allocation until such time as the Bank notifies the Parent of reinstated availability. The Bank shall be entitled to demand cash collateral from the relevant Guarantors with respect to the principal of any obligations of any Covered Subsidiaries (but not with respect to interest, fees and the like with respect to any such obligations) incurred in respect to credit extensions contemplated by this Agreement which the Bank reasonably determines may be outstanding beyond the Termination Date or outstanding after any such Covered Subsidiary ceases to qualify as a Subsidiary (in the latter case, the providing of cash collateral shall not be required until 30 days after the Bank so requests). Cash collateral shall be by means of a deposit of immediately available funds in an amount equal to the aggregate principal amount of any such obligations in a non-interest bearing account with the Bank.

(iii) So long as the principal of and interest, fees and other amounts on any extension of credit made to a Covered Subsidiary shall have been paid in full, no Letter of Credit issued for the account of such Covered Subsidiary shall remain outstanding and all other Obligations of such Covered Subsidiary shall have been fully performed, the Parent may, by not less than five Business Days’ prior notice to the Bank, terminate such Subsidiary’s status as a “Covered Subsidiary”.

(c) Documentation for Loans. Each Loan may be evidenced by (i) one or more master promissory notes in form and substance reasonably acceptable to the relevant Lending Office or (ii) by loan accounts maintained by such Lending Office. The records attached as grids to the promissory notes and the loan account and account records shall be conclusive evidence, absent manifest error, of the amount of the Loans and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, increase, limit or otherwise affect the obligation hereunder of the Parent to pay any amount owing with respect to the Loans.

2.02 Procedure for Borrowing Loans. Each Loan shall be made in Dollars upon the request of the Parent to the relevant Lending Office (which request must be received by such Lending Office not later than 11:00 a.m. (local time), unless otherwise agreed by such Lending Office, (a) on the requested borrowing date, in the case of Base Rate Loans, and (b) three Business Days prior to the requested borrowing date, in the case of LIBOR Rate Loans), specifying (i) the principal amount of the Loan, (ii) the requested borrowing date, which shall be a Business Day, (iii) whether the Loan is to be a Base Rate Loan or a LIBOR Rate Loan, (iv) if the requested Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable to such Loan, and (v) wire transfer instructions with respect to the proceeds of the Loan. If the notice of borrowing shall fail to specify the duration of the Interest Period for any LIBOR Rate Loan, such Interest Period shall be one month or thirty days, whichever is applicable in the interbank market for the relevant currency.

2.03 Conversion and Continuation Elections.

(a) The Parent may, upon irrevocable written notice to the applicable Lending Office in accordance with Section 2.03(b):

(i) elect to convert, on any Business Day, any Base Rate Loan made to the Parent into a LIBOR Rate Loan; or

(ii) elect to convert, on the last day of any Interest Period therefor, any LIBOR Rate Loan made to the Parent into a Base Rate Loan; or

(iii) elect, on the last day of the Interest Period with respect to any LIBOR Rate Loan made to the Parent , to continue such Loan as a LIBOR Rate Loan denominated in the same currency for an additional Interest Period.

(b) In connection with any conversion or continuation of a Loan as described in Section 2.03(a), the Parent shall give written notice of conversion or continuation (which notice must be received by the applicable Lending Office not later than 11:00 a.m. (local time), unless otherwise agreed by such Lending Office) (i) on the date of conversion of a LIBOR Rate Loan into a Base Rate Loan, (ii) three Business Days prior to the date of conversion of a LIBOR Rate Loan and (iii) three Business Days prior to the date of continuation of a LIBOR Rate Loan, specifying: (w) the proposed date of conversion or continuation; (x) the aggregate amount of Loans to be converted or continued; (y) the nature of the proposed conversion or continuation; and (z) the duration of any requested Interest Period. Such notice may be given by telephone, provided that it is confirmed promptly in writing signed by a Responsible Officer. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 11.02(c), any such telephonic notice may be given by an individual who has been authorized in writing to do so by a Responsible Officer. If the notice of conversion or continuation shall fail to specify the duration of the Interest Period for any LIBOR Rate Loan, such Interest Period shall be one month or thirty days, whichever is applicable in the interbank market for the relevant currency.

(c) During the existence of an Event of Default, the Bank may demand that any or all of the then-outstanding LIBOR Rate Loans be converted upon their expiration into Base Rate Loans. Such conversion shall continue to be in effect so long as such Event of Default continues to exist.

2.04 Termination or Reduction of the Commitment.

(a) Unless previously terminated, the Commitment shall automatically terminate at 5:00 p.m. New York City time on the third anniversary of the Effective Date. All accrued and unpaid facility fees to, but not including, the effective date of such termination shall be payable on the effective date of such termination.

(b) The Parent may, upon not less than three Business Days’ prior notice to the Bank (i) terminate the Commitment upon full prepayment of all outstanding Advances and upon the termination of all allocations theretofore accepted by the Bank or the providing of cash collateral in all respects satisfactory to the Bank in order to fully collateralize all Letter of Credit Obligations then outstanding or (ii) permanently reduce the Commitment to an amount not less than the Dollar Equivalent of the sum of, without duplication, (x) the principal amount of all Loans outstanding on the reduction date, (y) all allocations of Commitment not theretofore terminated and (z) all Letter of Credit Obligations outstanding on the reduction date. If the Commitment is terminated in its entirety under this Section 2.04(b), all accrued and unpaid facility fees to, but not including, the effective date of such termination shall be payable on the effective date of such termination without any premium or penalty.

(c) For the purpose of ensuring compliance with the maximum amount available under the Commitment, the Bank shall on each date of a voluntary reduction of the Commitment under Section 2.04(b) and on the last Business Day of each calendar quarter, determine the Dollar Equivalent of the principal amount of all existing allocations and then-outstanding Advances, in each case denominated in a currency other than Dollars and provide prompt notice to the Parent of the results of such calculation.

2.05 Optional Prepayments. Subject to Section 4.04, the Parent may, at any time or from time to time, upon at least three Business Days’ notice to the applicable Lending Office, prepay Loans made to it in whole or in part. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans, LIBOR Rate Loans or any combination thereof. No such notice shall be revocable by the Parent after being given. Once such notice is given, the Parent shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein, together (only in the case of prepayments of LIBOR Rate Loans) with accrued interest to each such date on the amount prepaid and the amounts, if any, required pursuant to Section 4.04.

2.06 Repayment of Principal.

(a) The Parent shall repay on the Termination Date the principal amount of all Loans then outstanding.

(b) In the event that the Bank determines, based on its computation made in accordance with Section 2.04(c) or at any other time, that the Dollar Equivalent of the then outstanding Loans, Letter of Credit Obligations and allocations exceeds 105% of the Commitment, the Bank shall give prompt notice to the Parent of such fact and of the amount of such excess. Within 30 days after the date on which the Parent receives such notice, the Parent shall prepay Loans or collateralize Letter of Credit Obligations or allocations with cash (as set forth below), in the aggregate amount of such excess. Any such prepayment of LIBOR Rate Loans shall be made together with interest on the principal amount thereof and any amount required to be paid in connection therewith pursuant to Section 4.04. Any prepayments pursuant to this Section 2.06(b) shall be applied, first, to any Base Rate Loans then outstanding, second, to LIBOR Rate Loans having Interest Periods ending on the date of such prepayment, and third, to the extent that the amounts referred to in clauses “first” and “second” are not sufficient to satisfy the entire prepayment requirement under this Section 2.06(b) or there are no such Loans outstanding on the date such prepayment would be required, then the remaining amount that would be required to be prepaid under this Section 2.06(b) shall be deposited in a cash collateral account maintained by the Bank, to be held as security for the Obligations hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Bank and the Parent, and to be applied to the prepayment of LIBOR Rate Loans at the end of the respective Interest Periods therefor and to the payment of Reimbursement Obligations as the same become due.

2.07 Interest.

(a) Subject to Sections 2.07(c), each Loan made by the Bank shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the LIBOR Rate plus the Applicable Percentage for LIBOR Rate Loans or the Base Rate plus the Applicable Percentage for Base Rate Loans.

(b) Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest shall also be payable on the date of any prepayment of LIBOR Rate Loans pursuant to Section 2.05 for the portion of such Loans so prepaid and upon payment (including prepayment) in full of LIBOR Rate Loans; provided, however, that interest payable pursuant to Section 2.07(c) shall be payable on demand.

(c) During the existence of an Event of Default, if the Bank notifies the Parent of its election to apply such rate, interest shall accrue from the date such Event of Default occurred and so long as such Event of Default shall continue to exist (regardless of the timing of the Parent’s receipt of the Bank’s notice, and after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations that are due and unpaid, at a rate per annum determined by adding 2% per annum to the interest rate then in effect for the applicable type of Loan and in the case of Obligations other than Loans, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

(d) Anything herein to the contrary notwithstanding, the obligations of the Parent hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the relevant Lending Office would be contrary to the provisions of any applicable law limiting the highest rate of interest which may be lawfully contracted for, charged or received by the relevant Lending Office, and in such event the Parent shall pay the relevant Lending Office interest at the highest rate permitted by applicable law.

2.08 Fees.

(a) Facility Fee. The Parent shall pay to the Bank a facility fee in Dollars computed at a rate per annum equal to the Applicable Percentage on the average amount of the Commitment (whether used or unused, allocated or unallocated), computed on a quarterly basis in arrears on the last day of each calendar quarter. Such facility fees shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the fifth Business Day following receipt of an invoice from the Bank, with the final payment to be made on the Termination Date. The facility fee shall accrue at all times after the Effective Date, including at any time during which one or more conditions in Article V are not met.

(b) Letter of Credit Fees.

(i) The Parent shall pay to the Bank a letter of credit fee equal to (A) in the case of each Performance Letter of Credit or Commercial Letter of Credit, an amount equal to the Applicable Percentage per annum on the amount from time to time available to be drawn under such Letter of Credit, and (B) in the case of each Financial Letter of Credit, an amount equal to the Applicable Percentage per annum on the amount from time to time available to be drawn under such Financial Letter of Credit; provided, however, that the minimum letter of credit fee for each Letter of Credit shall be five hundred dollars ($500.00). Such fee shall accrue on such amount from the date of issuance of each Letter of Credit (with such issuance date being deemed to be the Effective Date in the case of the Outstanding Letters of Credit that are to be continued hereunder as Performance Letters of Credit or Financial Letters of Credit) until its expiration date, taking into account any extensions of the expiration date beyond the initial expiration date. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the date each Letter of Credit expires or is fully drawn.

(ii) In addition to the letter of credit fees due the Bank hereunder, the Parent shall pay to any Lending Office issuing a Letter of Credit any standard amendment, negotiation or other fees as such Lending Office may request at the time such Letter of Credit is issued or amended.

(c) Arrangement Fee. The Parent shall pay to the Arranger an arrangement fee (the “Arrangement Fee”) in the amount of $90,000 on the Effective Date.

(d) Administrative Fee. In the event the Bank permits any Letter of Credit to expire after the Termination Date as contemplated in Section 3.02(b), the Bank may in its discretion notify the Parent in writing that it elects to collect an administrative fee of up to $5,000 for each such extension of a Letter of Credit beyond the Termination Date. All such administrative fees shall be payable promptly upon demand and prior to the Bank’s acceptance of any such extension.

2.09 Computation of Fees and Interest.

(a) All computations of interest payable in respect of Base Rate Loans at all times as the Base Rate is determined by the Bank’s “prime” rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but excluding the last day thereof.

(b) Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Parent in the absence of manifest error.

2.10 Payments.

(a) All payments (including prepayments) to be made by the Parent or any Covered Subsidiary on account of the Obligations shall be made without set-off or counterclaim and shall, except as otherwise expressly provided herein, be made to the relevant Lending Office, in the currency in which the relevant type of Obligation was denominated and in immediately available funds, no later than 12:00 noon (local time) unless otherwise agreed, on the date specified herein. Any payment which is received by a Lending Office later than 12:00 noon (local time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, subject to the provisions set forth in the definition of “Interest Period” herein.

ARTICLE III

LETTERS OF CREDIT

3.01 The Letter of Credit Commitment.

(a) From time to time on any Business Day during the period from the Effective Date to the Termination Date, on the terms and subject to the conditions herein set forth, the Parent may request the Bank to issue Letters of Credit. The Bank agrees to issue Letters of Credit denominated in Dollars or any other Approved Currency in an aggregate amount (which, as of the Effective Date, includes amounts outstanding under the Existing Credit Agreement which are continued under this Agreement) the Dollar Equivalent of which shall not exceed at any time outstanding an amount equal to the difference of (y) the Commitment (subject to reduction pursuant to Section 2.04(b)) minus (z) the aggregate amount of all Loans then outstanding.

(b) Immediately prior to the Effective Date, the Outstanding Letters of Credit are outstanding under the Existing Credit Agreement. All such Outstanding Letters of Credit shall be deemed Letters of Credit outstanding hereunder on the Effective Date. With respect to any Obligations under such Outstanding Letters of Credit that were not Letter of Credit Obligations of the Parent prior to the Effective Date, they shall, on the Effective Date, become joint and several obligations of the Parent and the respective Borrower (as defined in the Existing Credit Agreement) at whose request such Letter of Credit was issued upon the terms and conditions of this Agreement.

3.02 Terms of the Letters of Credit.

(a) Performance Letters of Credit issued after the Effective Date shall not have a term exceeding one year.

(b) No Letter of Credit may expire (including all rights of renewal) later than the Termination Date, provided, however, that the Bank in its discretion may elect to issue Letters of Credit that expire after the Termination Date, upon terms and conditions acceptable to the Bank, including without limitation, cash collateral provisions, it being understood and agreed that this Agreement shall remain in full force and effect with respect to all such Letters of Credit until they have expired and all related Letter of Credit Obligations have been paid in full. Without limiting the generality of the foregoing, the Parent will cash collateralize each Letter of Credit that remains outstanding and undrawn as of the Termination Date by deposit of immediately available funds in an amount equal to the undrawn amount of such Letter of Credit in a non-interest-bearing account maintained with the Bank; provided, however, that subject to the proviso in Section 10.02, the obligation to so cash collateralize any Letter of Credit having a stated expiry date occurring after the Termination Date shall arise only upon the Bank’s request to the Parent. If any Letter of Credit that is to be cash collateralized is denominated in an Approved Currency other than Dollars, the amount so deposited shall, if requested by the Bank, be the Dollar Equivalent of the undrawn amount of such Letter of Credit as of the Termination Date. The Bank may, at any time and from time to time after the initial deposit of cash collateral, require that additional cash collateral be provided in order to protect against the results of exchange rate fluctuations.

3.03 Procedure for Issuance of the Letters of Credit.

(a) Each Letter of Credit to be issued after the Effective Date shall be issued upon the request of the Parent received by the Bank and any other relevant Lending Office not later than 12:00 noon (local time), three (3) Business Days prior to the requested date of issuance.

(b) Each request for issuance of a Letter of Credit shall be made in writing by fax or electronic mail and confirmed by delivery of the original executed letter of credit application and Agreement, in the Bank’s standard form or a similar form if the relevant Lending Office uses a different form (each, an “L/C Application”), not later than one (1) Business Day thereafter. Each request for issuance of a Letter of Credit and each L/C Application shall specify, among other things: (i) the proposed date of issuance (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the date of expiration of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) whether the Letter of Credit is to be a Commercial Letter of Credit, a Financial Letter of Credit or a Performance Letter of Credit.

(c) Any request for an amendment to any previously issued Letter of Credit shall be received by the Lending Office which issued the Letter of Credit not later than 12:00 noon (local time), unless otherwise agreed by the Lending Office, two (2) Business Days prior to the date of the proposed amendment in writing by fax or electronic communication in accordance with Section 11.02(d). Each written request for an amendment to a previously issued Letter of Credit made by fax or electronic communication in accordance with Section 11.02(d) shall be in the form of the relevant L/C Application signed by the Parent and, unless otherwise agreed by the Lending Office which issued the Letter of Credit in accordance with the provisions of Section 3.02(b), shall not request an extension beyond the relevant Termination Date. Amendments and extensions shall be at the sole discretion of the Lending Office which issued the Letter of Credit.

(d) Notwithstanding any provision of any L/C Application to the contrary, in the event of any conflict between the terms of any such L/C Application and the terms of this Agreement, the terms of this Agreement shall control with respect to payment obligations, events of default, representations and warranties, and covenants, except that such L/C Application may provide for further warranties relating specifically to the transaction or affairs underlying such Letter of Credit.

3.04 Drawings and Reimbursements. The Parent hereby unconditionally and irrevocably agrees to reimburse the relevant Lending Office for each payment made by such Lending Office under any Letter of Credit in the same currency as the payment made by the respective Lending Office or in Dollars in the Dollar Equivalent of such payment; such Reimbursement Obligation shall be due and payable seven (7) Business Days after the date the relevant Lending Office makes such payment under such Letter of Credit, and shall bear interest, payable upon demand, for each day from and including the date such disbursement is made to but excluding the date that the Parent pays such Reimbursement Obligation, at the rate per annum equal to the Base Rate for each such day; provided that if the Parent fails to pay such Reimbursement Obligation on the earlier of (i) the seventh Business Day following the date of such disbursement and (ii) the Termination Date, the Parent shall thereafter pay interest on such unpaid Reimbursement Obligation at the rate per annum equal to the Base Rate plus two percent (2%) for each such day.

3.05 Reimbursement Obligations Absolute. The obligations of the Parent to reimburse the Lending Office for payments made by such Lending Office under any Letter of Credit honoring a demand for payment by the beneficiary thereunder shall be irrevocable, absolute and unconditional under any and all circumstances, including the following circumstances:

(a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any L/C Application or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Parent in respect of any Letter of Credit or any other amendment or waiver of or any consent to or departure from all or any of the L/C Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Parent may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank, any Lending Office or any other Person, whether in connection with this Agreement, the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(d) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect other than if such payment resulted from the gross negligence or willful misconduct of the relevant Lending Office;

(e) payment by the relevant Lending Office under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit other than if such payment resulted from the gross negligence or willful misconduct of the relevant Lending Office;

(f) any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Parent in respect of any Letter of Credit; or

(g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any account party, other than a circumstance constituting gross negligence or willful misconduct on the part of the relevant Lending Office.

Neither the Bank nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Bank; provided that the foregoing shall not be construed to excuse the Bank from liability to the Parent or its Restricted Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Parent to the extent permitted by Applicable Law) suffered by the Parent or its Restricted Subsidiaries that are caused by the Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(x) the Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(y) the Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(z) this sentence shall establish the standard of care to be exercised by the Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

3.06 Disbursement Procedures. The respective Lending Office shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. Such Lending Office shall promptly after such examination notify the Parent by telephone (confirmed by fax or by electronic communication in accordance with Section 11.02(d)) of such demand for payment and whether such Lending Office has made or will make a payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Parent of its obligation to reimburse such Lending Office with respect to any such payment.

3.07 Evergreen Letters of Credit; Revolving Letters of Credit.

(a) If the Parent so requests in connection with the proposed issuance of a Letter of Credit, the Bank agrees, subject to the terms and conditions hereof, to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Bank to prevent any such renewal at least once during the term thereof (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof and the Parent not later than a specified date to be agreed upon at the time such Letter of Credit is issued, which shall occur and be effective on a date (the “Non-Extension Date”) falling no earlier than three (3) months prior to the stated expiration date of such Evergreen Letter of Credit. Unless otherwise directed by the Bank, the Parent shall not be required to make a specific request to the Bank for any renewal of an Evergreen Letter of Credit; provided, however, that the Bank shall not be required to permit any renewal of an Evergreen Letter of Credit if the Bank has determined that (i) it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (ii) one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(b) If the Parent so requests in connection with the proposed issuance of a Letter of Credit, the Bank agrees, subject to the terms and conditions hereof, to issue a Letter of Credit that has automatic provisions for the increase or reinstatement of the face amount of such Letter of Credit (each, a “Revolving Letter of Credit”); provided that any such Revolving Letter of Credit must permit the Bank to prevent each such increase or reinstatement by giving prior written notice to the beneficiary thereof and the Parent not later than a date to be agreed upon at the time such Letter of Credit is issued, which shall occur and be effective on a date falling no earlier than two (2) Business Days prior to such increase or reinstatement. Unless otherwise directed by the Bank, the Parent shall not be required to make a specific request to the Bank for any increase or reinstatement of a Revolving Letter of Credit; provided, however, that the Bank shall not be required to permit any such increase or reinstatement of a Revolving Letter of Credit if the Bank has determined that (i) it would have no obligation at such time to issue such Letter of Credit in its increased or reinstated amount under the terms hereof or (ii) one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

3.08 Additional Limitations. Notwithstanding anything contained herein to the contrary:

(a) the Bank shall not be under any obligation to issue any Letter of Credit other than the Outstanding Letters of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitration shall by its terms purport to enjoin or restrain the Bank or the applicable Lending Office from issuing such Letter of Credit, or any law or regulation applicable to the Bank or such Lending Office or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank or such Lending Office shall prohibit, or request that the Bank or such Lending Office refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank or such Lending Office with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which the Bank or such Lending Office is not compensated hereunder) not in effect on the Effective Date, or shall impose upon the Bank or such Lending Office any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Bank or such Lending Office in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate any policies of the Bank or the applicable Lending Office of general application or applicable generally to similar customers.

(b) Neither the Bank nor any Lending Office shall be under any obligation to amend, renew or extend, or increase or reinstate the amount of, any Letter of Credit if (i) the Bank or the applicable Lending Office would have no obligation at such time to issue such Letter of Credit in its amended, renewed or extended form or increased or reinstated amount under the terms hereof, (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit, or (iii) the Bank has determined that one or more applicable conditions contained in Section 5.02 hereof shall not then be satisfied.

3.09 Applicability of ISP and UCP. The rules of the ISP shall apply to each Letter of Credit unless (a) it is a Commercial Letter of Credit (in which case the UCP shall apply), (b) when a Letter of Credit is issued, the Bank elects to have the rules of the UCP apply or (c) otherwise expressly agreed by the Bank or the applicable Lending Office and the Parent (including any such agreement applicable to an Outstanding Letter of Credit). To the extent not inconsistent with the foregoing, each Letter of Credit shall also be subject to the New York Uniform Commercial Code as in effect from time to time.

3.10 Downgrade Event. If the long term senior credit rating of the Bank is reduced below “A” by S&P or “A2” by Moody’s (a “Downgrade Event”), then, at the request of the Parent, the Bank, without any obligation, cost or expense to it, shall use its commercially reasonable efforts to assist the Parent to identify a replacement Bank (the “Replacement Bank”) on terms and conditions reasonably acceptable to the Parent. The Bank will cooperate with the Parent (but at the Parent’s expense) to effect the orderly transfer of the Bank’s responsibilities hereunder to the Replacement Bank selected by the Parent in accordance herewith. Upon (1) the occurrence of a Downgrade Event, (2) the Parent’s selection of a Replacement Bank in accordance herewith and (3) the termination of the Commitment and payment in full of all Obligations hereunder, the Arranger will promptly pay to the Parent an amount equal to the Arrangement Fee multiplied by (x) the number of days remaining from the date on which conditions (1), (2) and (3) of this Section 3.10 have been satisfied until the Termination Date divided by (y) 1,096 days.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01 Taxes.

(a) Payments made hereunder and under any instrument executed hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, duties, deductions, withholding and similar charges (“Taxes”) excluding, in the case of the Bank, each Lending Office and each Permitted Assignee, Taxes (including franchise or receipts taxes) imposed on or in respect of its net income, capital, or receipts, by the jurisdiction (or any political subdivision thereof) under the laws of which the Bank or such Lending Office or Permitted Assignee (as the case may be) (A) is organized, (B) has its principal place of business, or (C) is, through an office or other fixed place of business, deemed to be doing business or maintaining a permanent establishment under any applicable income tax treaty (such non-excluded Taxes being “Withholding Taxes”). If the Parent shall be required by law to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under any instrument executed hereunder, the Parent:

(i) shall pay to the Bank, such Lending Office or Permitted Assignee an additional amount so that the net amount received and retained by the Bank, such Lending Office or Permitted Assignee after taking into account deductions for Withholding Taxes (and any deductions for additional sums payable on account of any additional payment called for by this sentence) will equal the full amount which would have been received and retained by the Bank, such Lending Office or Permitted Assignee as if no such Withholding Taxes been paid, deducted, or withheld;

(ii) shall make such deductions; and

(iii) shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law.

(b) The Parent will furnish the Bank, Lending Office or Permitted Assignee original Withholding Tax receipts, notarized copies of Withholding Tax receipts or such other appropriate documentation as may be reasonably satisfactory to such Person or as will prove payment of tax in a court of law applying U.S. Federal Rules of Evidence for all Taxes paid by the Parent pursuant to Section 4.01(a). The Parent will deliver such receipts within a reasonable period after payment of any Withholding Taxes, but in no event later than 60 days after the due date for the related Withholding Tax.

(c) The Parent shall indemnify the Bank, Lending Office or Permitted Assignee for the full amount of Taxes that the Parent should have withheld, but failed to withhold, pursuant to this Section 4.01 paid by the Bank, such Lending Office or Permitted Assignee and any liability (including interest and penalties, if any) arising therefrom or with respect thereto.

(d) In the event a claim arises against the Bank, Lending Office or Permitted Assignee that is covered by the indemnity provisions of Section 4.01(c), notice shall be given promptly by such Person to the Parent. If the Parent would be liable for the entire amount of such claim pursuant to Section 4.01(c), then the Parent shall have the right to contest and defend by all appropriate legal proceedings any such third-party claim and to control all settlements of any such third-party claim (unless the Bank, Lending Office or Permitted Assignee agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such third-party claims at the sole cost and expense of the Parent, as the case may be; provided, however, that the Parent may not effect any settlement that could result in any cost, expense or liability to the Bank, Lending Office or Permitted Assignee unless such Person consents in writing to such settlement, which consent shall not be unreasonably withheld. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(e) If the Bank, Lending Office or Permitted Assignee is entitled to a refund or credit of Withholding Tax, it shall use reasonable efforts to pursue such refund or credit (and interest with respect thereto), and if it receives such refund or credit, shall pay to the Parent the amount of the refund or credit (and interest with respect thereto) actually received.

(f) The Bank or Permitted Assignee shall use reasonable efforts (consistent with its internal policies and applicable legal and regulatory restrictions) to change the jurisdiction of its relevant Lending Office if such change would avoid or reduce any Withholding Tax; provided that no such change of jurisdiction shall be made if, in the reasonable judgment of the Bank or Permitted Assignee, such change would be materially disadvantageous to the Bank or Permitted Assignee, as the case may be.

(g) The Bank shall deliver to the Parent, on or prior to the Effective Date and, in the case of any Lending Office or Permitted Assignee, prior to the date such Person becomes a Lending Office or Permitted Assignee, as the case may be, as may be reasonably required from time to time by Applicable Law or as may be reasonably requested by the Parent, such properly completed and executed documentation prescribed by Applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information (i) as will permit the Parent to determine (A) whether or not payments made hereunder are subject to Withholding Taxes and (B) if applicable, the required rate of withholding or deduction, and (ii) to evidence entitlement on the part of the Bank, Lending Office or Permitted Assignee to any available exemption from, or reduction of, applicable Withholding Taxes in respect of payments to be made hereunder or to establish such Person’s status for Withholding Tax purposes in the applicable jurisdiction. Consistent with the foregoing, the Bank agrees to deliver to the Parent on or prior to the Effective Date properly completed and executed United States Internal Revenue Service Forms W-8BEN and/or W-8EC1 (or successor Forms) or properly completed and executed originals of any other form (together with any supporting or supplementary documentation) which the Parent reasonably requests and which are required for the Parent to demonstrate that payments made by the Parent to the Bank under this Agreement or any instrument executed hereunder, either are exempt from United States Federal Withholding Taxes or are payable at a reduced rate. The Bank, Lending Office or Permitted Assignee shall promptly notify the Parent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. If the Bank, Lending Office or Permitted Assignee fails to provide the forms or otherwise take action as required by this Section 4.01(g), the Parent shall, notwithstanding anything in this Section 4.01 to the contrary, withhold amounts required to be withheld by Applicable Law from any payments to the Bank, Lending Office or Permitted Assignee at the applicable statutory rate.

(h) The Credit Parties shall not be required to indemnify the Bank, Lending Office or Permitted Assignee or to pay any additional amounts to the Bank, Lending Office or Permitted Assignee in respect of Taxes pursuant to this Section 4.01 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by the Bank, Lending Office or Permitted Assignee to comply with the provisions of this Section 4.01.

4.02 Illegality.

(a) If the Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or any other relevant Lending Office to make LIBOR Rate Loans or to issue Letters of Credit, then, on notice thereof by the Bank to the Parent, the obligation of the Bank to make LIBOR Rate Loans or to issue Letters of Credit, as the case may be, shall be suspended until the Bank shall have notified the Parent that the circumstances giving rise to such determination no longer exist.

(b) If the Bank shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Parent shall prepay in full all LIBOR Rate Loans then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 4.04.

(c) The Bank shall immediately notify the Parent of any event described in (a) or (b) above.

4.03 Increased Costs and Reduction of Return; Additional Interest on LIBOR Rate Loans.

(a) If the Bank shall determine that, due to either (i) the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank or any Lending Office of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Parent shall be liable for, and shall from time to time, upon written request therefor by the Bank, pay to the Bank additional amounts as are sufficient to compensate the Bank or such Lending Office for such increased costs.

(b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or other relevant Lending Office) or any corporation controlling the Bank, with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Bank, any Lending Office or any corporation controlling the Bank and (taking into consideration the Bank’s and such controlling corporation’s policies with respect to capital adequacy and the Bank’s desired return on capital) and determines that the amount of such capital is increased as a consequence of Advances under this Agreement, then, upon written request of the Bank, the Parent shall immediately pay to the Bank or the relevant Lending Office, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank or such Lending Office for such increase.

(c) The Parent shall pay to the Bank, as long as the Bank shall be required under Federal Reserve Board regulations to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of all LIBOR Rate Loans made by the Bank to the Parent equal to the actual costs of such reserves allocated to each such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each Interest Payment Date with respect to each such Loan, provided that the Parent shall have received at least 15 days’ prior written notice of such additional costs from the Bank. If the Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall accrue and be payable 15 days from receipt of such notice.

(d) The Bank will notify the Parent of any event occurring after the date hereof which will entitle the Bank or any Lending Office to compensation from the Parent pursuant to this Section 4.03 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation. If the Bank requests compensation under this Section 4.03, the Parent may, by notice to the Bank, require that: (x) the Bank furnish to the Parent a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof or (y) the Loans of the type with respect to which such compensation is requested be either prepaid or converted into another type.

(e) Notwithstanding any of the foregoing provisions of this Section 4.03, increased costs or additional compensation to be paid pursuant to this Section 4.03 shall not include any Taxes, the payment of which is governed by Section 4.01.

4.04 Funding Losses. The Parent agrees to reimburse the Bank and to hold the Bank and any relevant Lending Office harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a) the failure by the Parent to make any payment or prepayment of principal of any LIBOR Rate Loan when due (including payments made after any acceleration thereof);

(b) the failure by the Parent to borrow, continue or convert a Loan after the Parent has given (or is deemed to have given) a notice of borrowing or a notice of conversion or continuation;

(c) the failure by the Parent to make any prepayment after the Parent has given a notice in accordance with Section 2.05;

(d) the prepayment of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 2.03 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the Interest Period with respect to the LIBOR Rate Loan;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by any Lending Office to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.

4.05 Inability to Determine Rates. If the Bank shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period with respect to a LIBOR Rate Loan or that the LIBOR Rate for any requested Interest Period with respect thereto does not adequately and fairly reflect the cost to the Bank or any relevant Lending Office of funding such Loan, the Bank will forthwith give notice of such determination to the Parent. Thereafter, the obligation of the Bank or any relevant Lending Office to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans hereunder, as the case may be, shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice by the Parent, the Parent may revoke any notice of borrowing or notice of conversion or continuation then submitted by it. If the Parent does not revoke such notice with respect to a LIBOR Rate Loan, the Bank shall make, convert or continue the Loan, as proposed by the Parent , in the amount specified in the applicable notice submitted by the Parent, but such Loan shall be made, converted or continued as a Base Rate Loan instead of a LIBOR Rate Loan.

4.06 Certificate of the Bank. If claiming reimbursement or compensation pursuant to this Article IV, the Bank shall deliver to the Parent a certificate setting forth in reasonable detail the amount payable to the Bank or any relevant Lending Office hereunder, and such certificate shall be conclusive and binding on the Parent in the absence of manifest error.

4.07 Survival. The agreements and obligations of the Parent in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01 Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of the Bank to make Advances hereunder is subject to the satisfaction of the following conditions precedent on or before the Effective Date:

(a) Receipt of Documents. The Bank shall have received on or before the Effective Date all of the following, in form and substance reasonably satisfactory to the Bank and its counsel:

(i) Amended and Restated Credit Agreement. This Agreement, duly executed and delivered by each Credit Party;

(ii) Resolutions; Incumbency.

(A) Copies of the resolutions of the board of directors of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to be delivered by it hereunder, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Credit Party;

(B) A certificate of the Secretary or Assistant Secretary of each Credit Party as of the Effective Date certifying the names and true signatures of the officers of such Credit Party authorized to execute and deliver this Agreement and all other Loan Documents to be delivered by it hereunder;

(iii) Financial Statements. The Annual Report on Form 10-K of the Parent for the Fiscal Year ended as of December 31, 2010 and the Quarterly Report on Form 10-Q of the Parent for the three-month period ended as of June 30, 2011;

(iv) Certificate. A certificate signed by a Responsible Officer, dated as of the Effective Date, certifying as to matters set forth in Section 5.01(b); and

(v) Legal Opinions. Opinions in form and substance reasonably satisfactory to the Bank of the assistant general counsel of the Parent (and in such capacity, acting as counsel for the Credit Parties) and, as to matters of New York law, of Hunton & Williams LLP, special counsel to the Credit Parties.

(b) No Default. As of the Effective Date:

(i) no Default or Event of Default exists;

(ii) the representations and warranties in Article VI (other than in the case of the Outstanding Letters of Credit to be deemed issued hereunder, Section 6.07(c)) are true and correct in all material respects on and as of such date, as though made on and as of such date; and

(iii) since December 31, 2010, there has occurred no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

(c) Payment of Costs and Fees. The Parent shall have paid all reasonable out-of-pocket costs, accrued and unpaid fees and expenses incurred by the Bank, to the extent due and payable on the Effective Date, including (i) the Arrangement Fee of $90,000 described in Section 2.08(c), (ii) the reasonable and documented out-of-pocket fees and expenses of outside counsel to the Bank, if any, and (iii) all fees and expenses and other amounts owing under the Existing Credit Agreement.

5.02 Conditions to Subsequent Advances and Allocations. The obligation of the Bank to make any Advance and accept any allocation request after the Effective Date is subject to the satisfaction of the following conditions precedent on the date of the relevant extension of credit:

(a) Notice of Advance or Allocation. The Bank shall have received a notice of borrowing pursuant to Section 2.02, an allocation request pursuant to Section 2.01(b) or an L/C Application pursuant to Section 3.03;

(b) Continuation of Representations and Warranties. The representations and warranties contained in Article VI (other than, after the Effective Date, Section 6.07(c)) shall be true and correct in all material respects on and as of the date of such extension of credit with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; and

(c) No Existing Default. No Default or Event of Default shall exist on the date of such Advance or acceptance of any allocation request or shall result from such Advance or acceptance of any allocation request.

Each request for an Advance or allocation shall constitute a representation and warranty by the Parent that, as of the date of such request and as of the date that the Advance is made or allocation is accepted by the Bank, the conditions in this Section 5.02 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Credit Party (or, as specifically provided below, the Parent only), represents and warrants to the Bank, as follows:

6.01 Corporate Existence. Such Credit Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted and to execute and deliver and to perform its obligations under the Loan Documents to which it is party; and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.

6.02 Non-Contravention. The execution, delivery and performance by such Credit Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or other business entity action and do not and will not (i) require any consent or approval of the shareholders or members of such Credit Party, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Credit Party or of the charter or by-laws of such Credit Party, (iii) result in a breach of or constitute a default under any agreement or instrument to which such Credit Party is a party or by which it is bound, which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Credit Party; and such Credit Party is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in violation of any such law, rule, or regulation, which default or violation would have a Material Adverse Effect.

6.03 No Consent. No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority (other than any filings or reports required under the federal securities laws) is or will be necessary for the valid execution and delivery by such Credit Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

6.04 Execution and Delivery; Binding Obligations. Each of the Loan Documents to which such Credit Party is a party constitute legal, valid, and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

6.05 Title to Properties. Such Credit Party and each of its Restricted Subsidiaries has good and marketable title to all of the material assets and properties owned by it, and valid leasehold interests in all material assets and properties leased by it, free and clear of all Liens except those permitted by Section 8.02 and except for covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by such Credit Party or its Restricted Subsidiaries of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for such business.

6.06 Subsidiaries. Schedule 6.06 sets forth, as of the Effective Date, a complete list of each Subsidiary of the Parent as of the Effective Date, including the correct name thereof, the jurisdiction of its organization and the percentage of shares of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary and whether it is a Restricted Subsidiary or an Unrestricted Subsidiary. All of the outstanding shares of capital stock or similar equity interests of each Restricted Subsidiary set forth on Schedule 6.06 have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Lien except as permitted by Section 8.02. No Subsidiary owns any capital stock of the Parent. Each of the Restricted Subsidiaries of the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and each Restricted Subsidiary (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect and (iii) has all Governmental Approvals required by any Applicable Law for it to conduct its business, except where the failure to have such Governmental Approvals would not have a Material Adverse Effect.

6.07 Financial Statements. The Parent hereby represents and warrants that:

(a) The consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 2010, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of the Parent and its Subsidiaries for the Fiscal Year then ended, audited by KPMG LLP, independent public accountants, copies of which have been delivered to the Bank, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date and the consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such date, all prepared in accordance with GAAP applied on a consistent basis.

(b) The unaudited consolidated balance sheet of the Parent and its Subsidiaries as at June 30, 2011, the related unaudited consolidated statement of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal quarter then ended, copies of which have been delivered to the Bank, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such date and the consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such date, subject to normal recurring year-end adjustments, all prepared in accordance with GAAP (except for the omission of notes) applied on a consistent basis.

(c) Since December 31, 2010, there has been no material adverse change in the financial condition or results of operations of the Parent and its Restricted Subsidiaries taken as a whole that has had a Material Adverse Effect.

6.08 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of a Responsible Officer, threatened, against the Parent or any Restricted Subsidiary or the properties of the Parent or any Restricted Subsidiary before any Governmental Authority or arbitrator that, if determined adversely, would have a Material Adverse Effect.

(b) Neither the Parent nor any Restricted Subsidiary is in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to the Parent or any Restricted Subsidiary.

6.09 Taxes. The Parent and each Restricted Subsidiary has filed all material Tax returns required to be filed and paid all Taxes shown thereon to be due, including interest and penalties, or provided adequate reserves, in accordance with GAAP, for the payment thereof.

6.10 ERISA.

(a) Each Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code. No Pension Plan has terminated under circumstances giving rise to liability of the Parent or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no Lien under Section 4068 of ERISA exists with respect to the assets of the Parent or any ERISA Affiliate. No Reportable Event has occurred with respect to any Pension Plan, except for Reportable Events that would not have a Material Adverse Effect. No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) exists with respect to any Pension Plan, nor does any lien under Section 302 of ERISA or Section 412 of the Code exist with respect to any Pension Plan.

(b) Neither the Parent nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which have given rise to or would give rise to withdrawal liability under ERISA which, in the aggregate, would have a Material Adverse Effect and which has not been fully paid as of the Effective Date. Neither the Parent nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the knowledge of any Responsible Officer, is any such reorganization, insolvency or termination reasonably likely to occur, where such reorganization, insolvency or termination has resulted or, to the knowledge of any Responsible Officer, is reasonably expected to result in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect. Neither the Parent nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).

6.11 No Default. No Default and no Event of Default has occurred and is continuing.

6.12 Federal Reserve Regulations.

(a) Neither the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations promulgated by the Board, including, without limitation, Regulations T, U or X.

6.13 Investment Company Act. None of the Credit Parties is or is required to be registered as an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended.

6.14 Environmental Matters. In the ordinary course of its business, the Parent conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of the Parent and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Parent represents and warrants that applicable Environmental Laws and laws relating to occupational health and safety do not, and would not, have a Material Adverse Effect. The Parent and each Restricted Subsidiary has obtained and holds all permits, licenses and approvals required under Environmental Laws except those where the failure to obtain and hold would not have a Material Adverse Effect, and the Parent and its Restricted Subsidiaries have not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.

6.15 Compliance with Law. Each Credit Party has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all Applicable Law, and is otherwise in compliance with all Applicable Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not have a Material Adverse Effect.

6.16 Priority of Debt. Each Credit Party hereby represents and warrants that all Debt created under this Agreement for which it is or may be liable ranks pari passu with all other unsecured and unsubordinated Debt for borrowed money which such person owes or may be liable for to any Person other than the Bank.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, all Letters of Credit have expired or been terminated and the Commitment has expired or been terminated, unless consent has been obtained in the manner provided for in Section 11.01, the Parent will:

7.01 Payment of Taxes, etc. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto (other than penalties in the nature of interest), and all lawful material claims which, if unpaid, might become a lien or charge upon any properties of the Parent or any Restricted Subsidiary; provided, however, that neither the Parent nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

7.02 Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Restricted Subsidiary operates.

7.03 Preservation of Legal Existence, etc. Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its legal existence and material rights, franchises and privileges; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 8.03; and provided further that the Parent shall not be required to preserve or to cause any Restricted Subsidiary to preserve its legal existence or any such rights, franchises or privileges if a Responsible Officer determines in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Parent and its Restricted Subsidiaries taken as a whole.

7.04 Compliance with Laws, etc. Comply, and cause each Restricted Subsidiary to comply, with the requirements of all Applicable Laws (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws), where noncompliance with which would have a Material Adverse Effect.

7.05 Compliance with ERISA and the Code. Comply, and cause each of its ERISA Affiliates to comply, with the minimum funding standards under ERISA with respect to its Pension Plans and use its best efforts, and cause each ERISA Affiliate to use its best efforts, to comply with all other applicable provisions of ERISA and the Code and the regulations and interpretations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

7.06 Compliance with Contracts, etc. Perform, and cause each Restricted Subsidiary to perform, all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except where the failure to do so would not have a Material Adverse Effect.

7.07 Access to Properties. Permit, and cause its Restricted Subsidiaries to permit, any representatives designated by the Bank, upon reasonable prior notice to the Parent, to visit the properties of the Parent or any Restricted Subsidiary at reasonable times and as often as reasonably requested.

7.08 Conduct of Business. Engage in, and cause its Restricted Subsidiaries to engage in, only those businesses in which the Parent and its Restricted Subsidiaries are engaged on the Effective Date and such other businesses reasonably related or complementary thereto or in furtherance thereof, or in other lines of business which are insignificant when viewed in the overall context of the businesses then engaged in by the Parent and its Subsidiaries taken as a whole.

7.09 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit for general corporate purposes of the Parent and its Restricted Subsidiaries in compliance with this Agreement.

7.10 Financial Statements. Furnish or cause to be furnished to the Bank at its address as set forth in Section 11.02 or such other office as may be designated in writing by the Bank:

(a) annually, as soon as available, but in any event no later than 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such year, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of KPMG LLP or any other firm of independent certified public accountants of recognized national standing which opinion shall not be qualified with respect to scope limitations imposed by the Parent or any Subsidiary, the status of the Parent and its Subsidiaries as a going concern or the accounting principles followed by the Parent or any Subsidiary not in accordance with GAAP;

(b) as soon as available, but in any event no later than 60 days after the end of each of the first three fiscal quarterly periods of each Fiscal Year, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter and consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the Fiscal Year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries, taken as a whole, and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(c) substantially concurrently with the delivery of financial statements pursuant to clause (a) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (a) above), a certificate signed by a Responsible Officer to the effect that such officer has made due inquiry and that to the knowledge of such officer except as stated therein no Default or Event of Default has occurred hereunder and that such officer has made due inquiry and that to the knowledge of such officer except as stated therein no default has occurred under any other agreement to which the Parent is a party or by which it is bound, or by which any of its properties or assets may be affected, which would have a Material Adverse Effect and specifying in reasonable detail the exceptions, if any, to such statements;

(d) substantially concurrently with the delivery of financial statements pursuant to clauses (a) and (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (a) and (b) above), a covenant compliance certificate signed by a Responsible Officer, in a form reasonably acceptable to the Bank, with respect to the periods covered by the financial statements being delivered therewith, certifying compliance with the covenants set forth in Sections 8.01 and 8.11, in each case, with a reasonably detailed calculation thereof, as of the last day of the fiscal period to which such financial statements relate;

(e) substantially concurrently with the delivery of financial statements pursuant to clause (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (b) above), a certificate signed by a Responsible Officer and stating that such officer has made due inquiry and that to the knowledge of such Responsible Officer no Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof; and

(f) within three (3) Business Days after a Responsible Officer obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Parent is taking or proposes to take with respect thereto.

Any financial statement required to be delivered pursuant to this Section 7.10 shall be deemed to have been delivered on the date on which the Parent posts such financial statement on its website on the Internet at www.brinks.com (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov (or a successor website) and, in each case, such financial statement is readily accessible to the Bank on such date; provided that the Parent shall give notice of any such posting to the Bank by electronic communication pursuant to procedures approved by the Bank.

7.11 Books and Records. Keep, and cause each Restricted Subsidiary to keep, proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities and the business and activities of its Restricted Subsidiaries.

7.12 Additional Information. Furnish, and cause each Restricted Subsidiary to furnish, with reasonable promptness such other financial information as the Bank may reasonably request, provided that the Parent shall not be required to furnish any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of the Bank, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.

7.13 SEC Filings. Promptly after the same are available, furnish or make available copies of all current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which the Parent or any Subsidiary may be required to file with the Securities and Exchange Commission (excluding registration statements filed pursuant to employee stock option or benefit plans and without exhibits except as expressly requested by the Bank); provided that any reports required to be furnished pursuant to this Section 7.13 shall be deemed to have been furnished on the date on which the Parent posts such report on its website on the Internet at www.brinks.com (or a successor website) or when such report is posted on the SEC’s website on the Internet at www.sec.gov (or a successor website) and, in each case, such report is readily accessible to the Bank on such date; provided that the Parent shall give notice of any such posting to the Bank by electronic communication pursuant to procedures approved by the Bank.

7.14 Change in Debt Rating. Within three (3) Business Days after any Responsible Officer receives notice of any change in the Applicable LT Rating, furnish written notice of such change and the new Applicable LT Rating to the Bank.

7.15 Notice of Environmental Matters. Furnish, and cause each Restricted Subsidiary to furnish, to the Bank, as soon as reasonably practicable after receipt by the Parent or any Restricted Subsidiary, a copy of any written notice or claim to the effect that the Parent or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material which claim would have a Material Adverse Effect.

7.16 Notice of Litigation and Other Matters. Promptly (but in no event later than three (3) Business Days after a Responsible Officer obtains knowledge thereof) furnish telephonic (confirmed in writing to the Bank) or written notice to the Bank of:

(a) the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against any of the Credit Parties or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses (i) which in the reasonable judgment of the Parent would, if adversely determined, have a Material Adverse Effect, (ii) with respect to any Debt equal to or in excess of $25,000,000 of the Credit Parties or any of their Restricted Subsidiaries or (iii) with respect to any Loan Document;

(b) any notice of any violation received by any of the Credit Parties or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in the reasonable judgment of a Responsible Officer in any such case would have a Material Adverse Effect; and

(c) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code (along with a copy thereof) which would have a Material Adverse Effect, (ii) all notices from the PBGC received by any of the Credit Parties or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any of the Credit Parties or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which would have a Material Adverse Effect, (iv) a Responsible Officer obtaining knowledge or reason to know that any of the Credit Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the occurrence of a Reportable Event, (vi) a failure to make any required contribution to a Pension Plan which would have a Material Adverse Effect, and (vii) the creation of any Lien in favor of the PBGC or a Pension Plan which would have a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, all Letters of Credit have expired or been terminated and the Commitment has expired or been terminated unless consent has been obtained in the manner provided for in Section 11.01, the Parent will not:

8.01 Financial Covenants.

(a) Maximum Leverage Ratio. Permit the Leverage Ratio, as of the end of each fiscal quarter ending after the Effective Date, to be greater than 60%

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio, as of the end of each fiscal quarter ending after the Effective Date, to be less than 3.00 to 1.00.

8.02 Limitations on Liens. Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a) Liens existing on the Effective Date and set forth on Schedule 8.02;

(b) Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(e) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

(f) Liens in favor of the Bank for the benefit of the Bank;

(g) Liens on the property or assets of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, as long as the outstanding principal amount of any Debt or the outstanding amount of any other obligations secured thereby is not voluntarily increased by such Person after the date such Person becomes a Restricted Subsidiary;

(h) Liens on the property or assets of the Credit Parties or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition, construction or improvement on such property or assets, provided that (i) each such Lien shall be created simultaneously with, or within twelve months after, the acquisition (or the completion of the construction or improvement) of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired and the costs of any such construction or improvements on such property or assets, as applicable;

(i) Liens consisting of judgment or judicial attachment Liens, provided that (i) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves for the obligations secured by such Liens have been established and (iii) enforcement of such Liens has been stayed;

(j) Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

(k) Liens on property or assets of the Parent or any Restricted Subsidiary securing indebtedness owing to the Parent or any Restricted Subsidiary;

(l) Liens on coal reserves leased by the Parent or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

(m) Liens on any Margin Stock purchased or carried by the Parent or any of its Subsidiaries;

(n) the extension, renewal or replacement of any Lien permitted by clauses (a), (g), or (h), but only if the principal amount of Debt secured by the Lien immediately prior thereto is not increased and the Lien is not extended to other property;

(o) Liens not released, terminated or satisfied of record to the extent the underlying obligation purporting to be secured thereby has been paid or satisfied in full and any obligation to extend credit with respect thereto extinguished;

(p) Liens which are created automatically upon opening a bank account pursuant to the Dutch general banking conditions (Algemene Bankvoorwaarden) in favor of an account bank; and

(q) in addition to any Lien permitted by clauses (a) through (p), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of the Parent or any Restricted Subsidiary so long as the sum of (A) the aggregate principal amount of all such secured Debt plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2010 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Parent on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all Sale and Leaseback Transactions to which the Parent or any of its Restricted Subsidiaries is then a party (including Sale and Leaseback Transactions, if any, entered into pursuant to Section 8.09), does not exceed 15% of Consolidated Net Worth; provided that the sale or transfer of (i) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (ii) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

8.03 Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets.

(a) Sell or otherwise dispose of, or permit any Restricted Subsidiary to sell or otherwise dispose of, any capital stock or other equity interests or any Debt of any Restricted Subsidiary; (b) in the case of any Restricted Subsidiary, issue, sell or otherwise dispose of any of such Restricted Subsidiary’s capital stock (other than directors’ qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to the Parent or another Restricted Subsidiary; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) directly or indirectly, or permit any Restricted Subsidiary to directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets to any Person; unless in the case of any transaction described in clauses (a)-(d) above, after giving effect thereto, all of the following conditions shall be met:

(i) the Leverage Ratio shall not be greater than 0.60 to 1.00 and the Interest Coverage Ratio shall not be less than 3.00 to 1.00;

(ii) in the case of the sale or other disposition of the capital stock or other equity interests of a Restricted Subsidiary or sale, lease or other disposition of all or substantially all of the assets of a Restricted Subsidiary, such Restricted Subsidiary shall not be a Credit Party unless such sale, lease or other disposition is to the Parent or another Credit Party;

(iii) in the case of a merger, amalgamation or consolidation, (A) if the Parent is a party thereto, the Parent shall be the surviving entity and (B) if the Parent is not a party thereto and another Credit Party is a party thereto, a Credit Party shall be the surviving entity;

(iv) in the case of a liquidation, winding-up or dissolution, (A) any Credit Party (other than the Parent) may liquidate, wind-up or dissolve itself into a Credit Party or a Restricted Subsidiary, provided that such surviving Credit Party or Restricted Subsidiary expressly assumes the obligations of such Credit Party hereunder and (B) any Restricted Subsidiary which is not a Credit Party may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise; and

(v) no Default or Event of Default has occurred and is continuing.

Provided that the conditions of this Section 8.03 are satisfied, none of the foregoing provisions shall be deemed to prohibit the Parent or any of its Restricted Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by Section 8.02(j).

8.04 Transactions with Affiliates. Except as permitted in Section 8.10(j), engage, or permit any Restricted Subsidiary to engage, directly or indirectly, in any material transaction with an Affiliate (other than the Parent) on terms more favorable to the Affiliate than would have been obtainable in arm’s-length dealing.

8.05 Compliance with Regulations T, U and X. In the case of the Parent and any Subsidiary of the Parent, purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event or condition if such action, event or condition would result in this Agreement or the other transactions contemplated hereby violating Regulation T, U or X.

8.06 Hedging Agreements. Enter into or permit to exist, or permit any Restricted Subsidiary to enter into or permit to exist, Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the businesses of the Parent and its Restricted Subsidiaries.

8.07 ERISA. (a) Terminate, or permit any of its ERISA Affiliates to terminate, any Pension Plan under circumstances which would reasonably result in a material liability of the Parent or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC; (b) engage, or permit any of its Subsidiaries or any Pension Plan to engage, in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably result in material liability of the Parent or any of its Restricted Subsidiaries; (c) fail, or permit any of its Restricted Subsidiaries to fail, to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal); (d) completely or partially withdraw, or permit any of its ERISA Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA; or (e) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to the Parent or any ERISA Affiliate. For purposes of this Section 8.07, an amount is material if it would have a Material Adverse Effect after aggregation with all other liabilities described in this Section 8.07.

8.08 Limitations on Acquisitions. Acquire, or permit any Restricted Subsidiary to acquire, all or any portion of the capital stock or other ownership interest in any Person which is not then a Restricted Subsidiary or any assets collectively constituting a business unit of a Person which is not then a Restricted Subsidiary, unless after giving effect to such acquisition on a pro forma basis, no Default or Event of Default has occurred and is continuing.

8.09 Sale Leaseback Transactions. Sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by the Parent or any Restricted Subsidiary on the Effective Date to any Person (other than the Parent or a Restricted

Subsidiary) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease Rentals, discounted to present value at 10%, compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2010 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Parent or any Restricted Subsidiary on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which the Parent or any of its Restricted Subsidiaries is then a party, plus (C) the aggregate principal amount of all Debt of the Parent or any Restricted Subsidiary secured by Liens incurred in reliance on Section 8.02(q), would exceed 10% of Consolidated Net Worth.

8.10 Limitations on Investments. Make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

(a) cash and Cash Equivalents;

(b) current assets generated in the ordinary course of business;

(c) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) Investments consisting of capital stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(e) advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(f) advances or loans to directors, officers and employees that do not exceed $25,000,000 in the aggregate at any one time outstanding;

(g) advances or loans to customers and suppliers in the ordinary course of business in an aggregate amount consistent with the past practice of the Person making such advance or loan;

(h) loans to shareholders intended to constitute dividends on, or payment on account of, any capital stock;

(i) Investments or Support Obligations by the Parent and its Restricted Subsidiaries existing on the Effective Date;

(j) Investments by the Parent or its Restricted Subsidiaries in the Parent or any other Subsidiary (provided that such Investment would not otherwise constitute a breach of Section 8.08);

(k) Support Obligations of the Parent or its Restricted Subsidiaries for the benefit of the Parent or any other Subsidiary;

(l) acquisitions permitted by Section 8.08 and Investments consisting of capital stock, obligations, securities or other property received in connection with any merger, sale or other combination permitted by Section 8.03;

(m) Investments in connection with the management of Pension Plans and other benefit plans of the Parent and its Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust);

(n) Hedging Agreements permitted by Section 8.06;

(o) advances or loans to any Person with respect to the deferred purchase price of property, services or other assets in dispositions permitted by Section 8.03; and

(p) Investments of a nature not contemplated in the foregoing subsections (a) through (o) in an aggregate amount not to exceed 10% of Consolidated Net Worth as of the end of the Fiscal Year most recently ended for which audited financial statements are available.

8.11 Limitations on Consolidated Debt. Create, issue, incur, assume, become liable in respect of or suffer to exist Consolidated Debt in an aggregate principal amount exceeding $950 million at any time outstanding.

ARTICLE IX

GUARANTY

9.01 Guaranty of Payment. Subject to Section 9.08 below, each Guarantor hereby unconditionally and irrevocably guarantees to the Bank the prompt payment in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) of all Obligations. Any such payment shall be made at such place and in the same currency as such relevant Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

9.02 Obligations Unconditional. The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this guaranty may be enforced by the Bank without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Loan Document or any collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require the Bank to proceed against any other Guarantor or any other Person (including a co-guarantor) or to require the Bank to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor (or any other guarantor of the Obligations) for amounts paid under this guaranty until such time as the Bank has been paid in full, all commitments under this Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Bank in connection with monies received under this Agreement. Each Guarantor further agrees that nothing contained herein shall prevent the Bank from suing in any jurisdiction on this Agreement or any other Loan Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither a Guarantor’s obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of any other Guarantor, (ii) by reason of the bankruptcy or insolvency of such other Guarantor, (iii) by reason of the application of the laws of any foreign jurisdiction or (iv) by reason of the location of such other Guarantor in any foreign jurisdiction. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance of by the Bank upon this guaranty or acceptance of this guaranty. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty. All dealings between the Parent and the Guarantors, on the one hand, and the Bank, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

9.03 Modifications. Each Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Bank shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) the Parent and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Parent or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

9.04 Waiver of Rights. Each Guarantor expressly waives to the fullest extent permitted by Applicable Law: (a) notice of acceptance of this guaranty by the Bank and of all Loans to the Parent; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Bank obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Obligations, or the Bank’s subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Parent might otherwise be entitled in connection with the guaranty evidenced by this Article IX; and (f) demand for payment under this guaranty.

9.05 Reinstatement. The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Bank on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

9.06 Remedies. Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Bank, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

9.07 Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full of all Obligations and the expiration and termination of the commitments it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation or otherwise, against any Credit Party, any other guarantor of any of the Obligations or any security for any of the Obligations.

9.08 Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any Applicable Law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (as now or hereinafter in effect).

9.09 Termination of Guaranty Upon Divestiture. The obligations of any Guarantor under this Article IX shall automatically terminate as to such Guarantor upon any consolidation, merger, sale or other disposition or liquidation or dissolution permitted by Section 8.03 as a result of which such Guarantor is no longer a Subsidiary of the Parent immediately after the consummation of such transaction and any outstanding amounts owing in respect of such obligations shall have been paid in full.

ARTICLE X

EVENTS OF DEFAULT

10.01 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Parent fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Reimbursement Obligation or (ii) within three (3) Business Days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document to which the Parent is a party;

(b) Breach of Representation or Warranty. Any representation or warranty by the Parent or any Guarantor made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Parent or any Guarantor, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c) Other Defaults. The Parent or any Guarantor fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer gives written notice of such failure to the Bank or (ii) the date upon which written notice thereof is given to the Parent by the Bank;

(d) Voluntary Proceedings. The Parent or any Guarantor shall (i) commence a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

(e) Involuntary Proceedings. A case or other proceeding shall be commenced against the Parent or any Guarantor in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, (ii) any writ or warrant of attachment, distraint or execution or similar process against all or any substantial part of the assets of the Parent or any Guarantor and is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Parent or any Guarantor or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any such Debtor Relief Laws) shall be entered;

(f) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $25,000,000 in any Fiscal Year shall be entered against the Parent or any Restricted Subsidiary by any court and such judgment or order shall not, within sixty (60) days after entry thereof, be bonded, discharged or stayed pending appeal, or shall not be discharged within sixty (60) days after the expiration of such stay;

(g) Guaranty. At any time after the execution and delivery thereof, the guaranty given by a Guarantor hereunder or any provision thereof shall cease to be in full force or effect as to such Guarantor, except as provided in Section 9.08 and 9.09, or such Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm all or any portion of such Guarantor’s obligations under such guaranty;

(h) Cross-Acceleration. The Parent or any Guarantor shall (i) default in the performance or observance of any other covenant or provision of any agreement or instrument under or by which any Debt (other than Debt incurred under this Agreement) is created, evidenced or secured, if the effect of such default pursuant to this clause (i) is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on its or their behalf) to cause, and such holder or holders (or a trustee or agent on its or their behalf) does cause, such Debt to become due prior to its stated maturity, and the aggregate amount of the Debt the maturity of which is so accelerated pursuant to this clause (i) equals or exceeds $25,000,000 (or equivalent), or (ii) be required to prepay, repurchase, defease or redeem any Debt (other than (A) Debt incurred under this Agreement, (B) the redemption of any preferred stock classified as Debt pursuant to any mandatory redemption provision, and (C) any conversion of Debt (including preferred stock classified as Debt) to capital stock pursuant to any conversion right or option) prior to the maturity thereof other than by regularly scheduled principal payments if the aggregate amount of such Debt which is required to be prepaid, repurchased, defeased or redeemed equals or exceeds $25,000,000;

(i) Payment Cross-Defaults. The Parent or any Guarantor shall default in the payment when due, beyond any grace period permitted from time to time, of any Debt (other than Debt under this Agreement) heretofore or hereafter issued, assumed, guaranteed, contracted or incurred by it, and the aggregate amount of such Debt equals or exceeds $25,000,000 (or the equivalent thereof); or

(j) Cross Default to Restricted Subsidiary Obligations. Any Restricted Subsidiary shall default in any payment obligation to the Bank or any branch or Affiliate thereof and any such default shall continue beyond any period of grace applicable thereto and the aggregate of all such defaulted payment obligations shall equal or exceed $10,000,000 and such condition shall continue to exist thirty (30) days after written notice thereof is given by the Bank to the Parent.

10.02 Remedies. If any Event of Default occurs and is then continuing, the Bank may:

(a) declare the Commitment to be terminated, whereupon the Commitment shall forthwith be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (including all Reimbursement Obligations) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent;

(c) exercise all rights and remedies available to it under the Loan Documents or Applicable Law; and

(d) require the Parent to pay to the Bank in immediately available funds, in the respective currencies of the applicable Letter of Credit Obligations, an amount equal to the maximum amount then available to be drawn under all Letters of Credit then outstanding, for deposit in a cash collateral account maintained by the Bank, as security for the Letters of Credit then outstanding.

provided, however, that upon the occurrence of any event specified in Section 10.01(d) or Section 10.01(e) (in the case of Section 10.01(e)(i), upon the expiration of the 60-day period mentioned therein), the Commitment shall automatically terminate and the unpaid principal amount of all outstanding Loans, Reimbursement Obligations and all fees, interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

10.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document to which the Parent or any Guarantor is party, and no consent with respect to any departure by the Parent or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Bank, the Parent and the Guarantors, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

11.02 Notices.

(a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, fax) and mailed, sent by overnight delivery service or faxed, or by electronic communication to the extent permitted by Section 11.02(d), to the address or number specified for notices to the applicable party set forth on Schedule 11.02; or to such other address as shall be designated by such party in a written notice to the other parties.

(b) All such notices, requests and other communications shall, when transmitted by overnight delivery service or fax, be effective the day after delivered to the overnight delivery service, when transmitted by fax with machine transmittal confirmation or, if transmitted by mail, upon delivery, except that notices pursuant to Article II or Article III shall not be effective until actually received by the Bank; provided, that if any such notice is received at a time after the end of such Lending Office’s normal business hours, then it shall be deemed received at the opening of business on the next Business Day.

(c) The Parent acknowledges and agrees that the Bank’s agreement to receive notices, requests and other communications by fax is solely for the convenience and at the request of the Parent. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Parent to give such communications and the Bank shall not have any liability to the Parent or other Person on account of any action taken or not taken by the Bank in reliance upon such fax communication. The obligation of the Parent to repay the Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any fax communication or by the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the fax communication.

(d) (i) Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Bank, provided that the foregoing shall not apply to notices to the Bank pursuant to Articles II or III hereof if the Bank has notified the Parent that it is incapable of receiving notices under such Articles by electronic communication. The Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and acceptable to the Bank, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Bank otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04 Costs and Expenses. The Parent shall, whether or not the transactions contemplated hereby shall be consummated:

(a) pay or reimburse the Bank within five (5) Business Days after demand (or on the Effective Date to the extent provided in Section 5.01(c)) for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable counsel fees, incurred by the Bank with respect thereto; and

(b) pay or reimburse the Bank within five (5) Business Days after demand for all reasonable out-of-pocket costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Obligations) under this Agreement or any other Loan Document, including reasonable counsel fees (including the allocated cost of staff counsel) incurred by the Bank.

11.05 Indemnities. Whether or not the transactions contemplated hereby shall be consummated:

(a) The Parent shall pay, indemnify, and hold the Bank and its Affiliates and each of their officers, directors, employees, counsel, agents, attorneys, advisors and other authorized representatives (each, an “Indemnified Person”) harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable counsel fees, including the allocated cost of staff counsel but excluding Taxes, the indemnification for which is addressed in Section 4.01) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, and the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding related to this Agreement, the Loans or the Letters of Credit, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, the Parent shall not have any obligation hereunder to any Indemnified Person with respect to any Indemnified Liability to the extent that such Indemnified Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(b) The obligations in this Section 11.05 shall survive payment of all other Obligations. At the election of the Parent, the Parent shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Parent, provided that no conflict between the interests of the Bank and the Parent exists with respect to the Indemnified Liabilities, and provided, further that the Parent may not settle any Indemnified Liability without the consent of such Indemnified Person (which consent shall not be unreasonably withheld or delayed; the Parent agrees that such Indemnified Person may withhold such consent if such settlement (i) does not include an unconditional release of such Indemnified Person from all liability or claims that are the subject of such Indemnified Liability, and (ii) includes any statement as to any admission). All amounts owing under this Section 11.05 shall be paid within 30 days after demand.

(c) If any sum due from a Credit Party under this Agreement or another Loan Document or under any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or thereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against such Credit Party with any Governmental Authority or in any court or tribunal or (ii) enforcing any order or judgment given or made in relation hereto, the Parent shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The foregoing indemnity shall constitute a separate obligation of each Credit Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

11.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Parent nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank and any assignment by the Bank must be in compliance with Section 11.07.

11.07 Assignments. The Bank may at any time assign and delegate all, or any ratable part of all, of the Advances, the Commitment and the other rights and obligations of the Bank hereunder to one or more of the following Persons (each a “Permitted Assignee”): (i) one or more of its Affiliates (which, for the avoidance of doubt, includes as of the Effective Date, The Royal Bank of Scotland plc and each of its Subsidiaries) without restriction, and (ii) any Financial Institution, provided that (A) unless an Event of Default has occurred and is continuing, such Financial Institution shall be reasonably acceptable to the Parent (such acceptance not to be unreasonably delayed), and (B) unless an Event of Default has occurred and is continuing for at least thirty (30) days thereafter, no Financial Institution shall be a Person commonly known as a vulture or distressed debt purchaser; provided, however, that the Parent may continue to deal solely and directly with the Bank in connection with the interest so assigned to a Permitted Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Permitted Assignee, shall have been given to the Parent by the Bank and the Permitted Assignee. Nothing herein shall restrict or require the consent of any Person to the pledge by the Bank of all or any portion of its rights and interests hereunder or any Loan Document to any Federal Reserve Bank, and such Federal Reserve Bank may enforce such pledge in any manner permitted by Applicable Law.

11.08 Confidentiality. The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by any Guarantor, the Parent or any of their respective Subsidiaries, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than a Guarantor or the Parent, provided that such source is not bound by a confidentiality agreement with such Guarantor or the Parent to the knowledge of the Bank; provided further, however that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to the Bank’s independent auditors and other professional advisors. Notwithstanding the foregoing, the Parent and the Guarantors authorize the Bank to disclose to any Permitted Assignee, and to any prospective Permitted Assignee, such financial and other information in the Bank’s possession concerning the Guarantors, the Parent or their respective Subsidiaries which has been delivered to the Bank pursuant to this Agreement or which has been delivered to the Bank by a Guarantor, the Parent, or any of their respective Subsidiaries in connection with the Bank’s credit evaluation of the Guarantors and the Parent prior to entering into, or upon review or renewal of, this Agreement; provided that such Permitted Assignee or prospective Permitted Assignee agrees in writing to the Bank to keep such information confidential to the same extent required of the Bank hereunder.

11.09 Counterparts; Effectiveness. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. This Agreement shall become effective at such time, on or after the Effective Date, that the conditions precedent set forth in Section 5.01 have been satisfied or waived and when it shall have been executed by each of the Credit Parties and the Bank, and the Bank shall have received copies of the signature pages hereto (via facsimile, .pdf copy or otherwise) which, when taken together, bear the signatures of each Credit Party and the Bank.

11.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.11 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE IN PERSONAM JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW OR BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY’S ADDRESS FOR NOTICES PURSUANT TO SECTION 11.02

11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION 11.12 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.13 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Parent, the Guarantors and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

11.14 No Novation. This Agreement amends and restates in its entirety the Existing Credit Agreement. This Agreement shall not constitute a novation of the Existing Credit Agreement and shall in no way extinguish the Parent’s unconditional obligation to repay all indebtedness, including accrued and unpaid interest, evidenced by the Existing Credit Agreement.

11.15 Arranger’s Duties and Obligations. The Arranger shall have no duties or obligations hereunder except as expressly stated in Section 3.10.

11.16 USA Patriot Act. The Bank hereby notifies the Parent that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Parent, which information includes the name and address of the Parent and other information that will allow the Bank to identify the Parent in accordance with said Act.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed and delivered in New York by their proper and duly authorized officers as of the day and year first above written.

THE BRINK’S COMPANY		BRINK’S, INCORPORATED

By:	/s/ Jonathan A. Leon	By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon	Name:	Jonathan A. Leon
Title:	Treasurer	Title:	Treasurer

PITTSTON SERVICES GROUP INC.		BRINK’S HOLDING COMPANY

By:	/s/ Jonathan A. Leon	By:	/s/ Jonathan A. Leon
Name:	Jonathan A. Leon	Name:	Jonathan A. Leon
Title:	Treasurer	Title:	Treasurer

THE ROYAL BANK OF SCOTLAND N.V.

By:	/s/ Bhavin Shah
Name:	Bhavin Shah
Title:	Attorney in Fact

[Signature Page to Amended and Restated Credit Agreement]

RBS SECURITIES INC.

By:	/s/ Caleb Bush-Brown
Name:	Caleb Bush-Brown
Title:	Vice President

[Signature Page to Amended and Restated Credit Agreement]

Schedule 2.01

COVERED SUBSIDIARIES AND ALLOCATIONS

Legal Name	Descriptive Name	Approved Currency	Amount	USD Equivalent as of 09/30/2011
Brink’s Deutschland GmbH	Brink’s Germany	EUR	2,550,000	$3,419,040
Brink’s Sicherheit GmbH	Brink’s Sicherheit Germany	EUR	50,000	67,040
Brink’s C.L. Polska Sp. Z.o.o	Brink’s Poland	PLN	10,000,000	3,037,000
Brink’s Singapore Pte. Ltd.	Brink’s Singapore	USD	1,800,000	1,800,000
Brink’s Singapore Pte. Ltd.	Brink’s Singapore	MYR	1,900,000	595,840
Brink’s Guvenlik Hizmetleri A.S.	Brink’s Turkey	USD	2,400,000	2,400,000

TOTAL USD AMOUNT OF THE ALLOCATIONS				$11,318,920

Schedule 3.01

OUTSTANDING LETTERS OF CREDIT

Account Party	L/C Number	Approved Currency	Amount	USD Equivalent	Beneficiary
The Brink’s Company	S951385	CHF	4,000,000.00	4,416,473.45	The Royal Bank of Scotland N.V.
Brink’s Deutschland GmbH	S174869	EUR	100,000.00	134,080.00	The Royal Bank of Scotland N.V.
Brink’s Gevenlik Hizetleri A.S.	S174940	TRY	250,000.00	135,062.13	The Royal Bank of Scotland N.V.
Brink’s Diamond and Jewelry Services BVBA	S174187	EUR	54,000.00	72,403.20	The Royal Bank of Scotland N.V.
Brink’s Diamond and Jewelry Services BVBA	S174988	EUR	12,394.68	16,618.79	The Royal Bank of Scotland N.V.
Brink’s Gevenlik Hizetleri A.S.	S175056	TRY	2,600,000.00	1,404,646.14	The Royal Bank of Scotland N.V.

TOTAL USD AMOUNT OF LETTER OF CREDIT OBLIGATIONS				$6,179,283.70

Schedule 6.06

Subsidiaries of the Parent

See attached Subsidiaries of The Brink’s Company as of October 3, 2011

Unrestricted Subsidiaries:

Servicio Pan Americano de Protección C.A. (Venezuela)

SUBSIDIARIES OF THE BRINK’S COMPANY

AS OF OCTOBER 3, 2011

(The subsidiaries listed below are owned 100%, directly or indirectly, by The Brink’s Company unless otherwise noted.)

Company	Jurisdiction of Incorporation

The Pittston Company	Delaware
Glen Allen Development, Inc.	Delaware
Liberty National Development Company, LLC (32.5%)	Delaware
New Liberty Residential Urban Renewal Company, LLC (17.5%)	New Jersey
Pittston Services Group Inc.	Virginia
Brink’s Holding Company	Delaware
Brink’s, Incorporated (“BI”)	Delaware
Brink’s Delaware, LLC	Delaware
Brink’s Document Destruction, LLC	New York
Brink’s Express Company	Illinois
Security Services (Brink’s Jordan) Company Ltd (95%)	Jordan
Servicio Pan Americano de Protección S.A. de C.V. (“Serpaprosa”) (by Trust, BI is Settlor of Trust) (99.75%)	Mexico
Aeroflash Mensajeria, S.A. de C.V. (99.75%)	Mexico
Inmobiliaria, A.J., S.A. de C.V. (99.75%)	Mexico
Operadora Especializada de Transportes, S.A. de C.V. (99.75%)	Mexico
Procesos Integrales en Distribución y Logística, S.A. de C.V. (99.75%)	Mexico
Productos Panamericanos de Proteccion, S.A. de C.V. (99.75%)	Mexico
Brink’s St. Lucia Ltd. (26%)	St. Lucia
Brink’s Security International, Inc. (“BSI”)	Delaware
Brink’s Brokerage Company, Incorporated	Delaware
Brink’s C.l.S., Inc.	Delaware
Brink’s Global Services International, Inc.	Delaware
Brink’s Global Services KL, Inc.	Delaware
Brink’s Global Services USA, Inc.	Delaware
Brink’s International Management Group, Inc.	Delaware
Brink’s Network, Incorporated	Delaware
Brink’s Vietnam, Incorporated	Delaware
Brink’s Philippines, Inc.	Delaware
Brink’s Ukraine, Inc.	Delaware
Brink’s Argentina S.A.	Argentina
Brink’s Seguridad Corporativa S.A. (95%)	Argentina
Brink’s Asia Pacific Limited	Hong Kong
Brink’s Australia Pty Ltd	Australia
A.C.N. 081 163 108 Pty Ltd	Australia
Brink’s Belgium S.A.	Belgium
Cavalier Insurance Company Ltd.	Bermuda
Brink’s Global Services FZE	Dubai (UAE)
Brink’s EMEA SAS	France
Brink’s Beteiligungsgesellschaft mbH	Germany
Brink’s Transport & Service GmbH	Germany
Brink’s Deutschland Cash Services GmbH	Germany
Brink’s Deutschland GmbH	Germany
Brink’s Sicherheit GmbH	Germany
Brink’s Far East Limited	Hong Kong
Brink’s Arya India Private Limited (78%)	India
Brink’s Ireland Limited	Ireland
Brink’s Security Services Ireland Limited	Ireland
Brink’s Holdings Limited	Israel
Brink’s (Israel) Limited (70%)	Israel
Brink’s Diamond & Jewellery Services (International) (1993) Ltd.	Israel
Brink’s Global Services S.r.L.	Italy
Brink’s Japan Limited	Japan
Brink’s Luxembourg S.A.	Luxembourg

Company	Jurisdiction of Incorporation

Brink’s Security Luxembourg S.A.	Luxembourg
BK Services S.a.r.l.	Luxembourg
Brink’s Global Services S.A. de C.V.	Mexico
Brink’s International, C.V. (“BICV”, BSI is General Partner)	Netherlands
Brink’s Chile, S.A. (74%, BICV is beneficial owner)	Chile
Organismo Tecnico de Capacitacion Brink’s SpA (74%)	Chile
Brink’s de Colombia S.A. (58%, BICV is beneficial owner)	Colombia
Domesa de Colombia S.A. (59%)	Colombia
Procesos & Canje S.A. (58%)	Colombia
Sistema Integrado Multiple de Pago Electronicos S.A.
(“SIMPLE S.A.”)(14.5%)	Colombia
Brink’s Canada Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Canada Limited	Canada
Threshold Financial Technologies Inc.	Canada
Brink’s Security Services, B.V.	Netherlands
Centro Americana de Inversiones Balboa, C.A. (BICV is beneficial owner)	Panama
Hermes Transporte Blindados S.A. (36%)	Peru
Brink’s Dutch Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Hellenic Holdings, B.V. (“BHH”)	Netherlands
Athena Marathon Holdings, B.V. (“AMH”)	Netherlands
Apollo Acropolis Holdings, B.V. (“AAH”)	Netherlands
Brink’s Bolivia S.A.	Bolivia
Hermes Delphi Holdings, B.V, (“HDH”)	Netherlands
Zeus Oedipus Holdings, B.V. (“ZOH”)	Netherlands
Brink’s Hellas Commercial S.A. – Information Technology Services (“Brink’s Hellas SA”) (14.3% each BHH, AMH, AAH, HDH, ZOH,
Brink’s Dutch Holdings, B.V., Brink’s Canada Holdings, B.V.)	Greece
Brink’s Hermes Cash & Valuable Services S.A. (“Brink’s Cash & Valuable Services SA”)	Greece
Brink’s Hermes Security Services SA (“Brink’s Security Services S.A.”)	Greece
Brink’s Hermes Aviation Security Services S.A. (“Brink’s Aviation Security Services S.A.”) (70%)	Greece
Hellenic Central Station SA – Reception & Processing Centre of Electronic Signals (“Hellenic Central Station”) (10%)	Greece
Brink’s C.L. Polska Sp.zo.o	Poland
Brink’s C.L. Hungaria Limited	Hungary
Brink’s RUS Holding B.V. (70%)	Netherlands
Limited Liability Company Brink’s Management (70%)	Russian Federation
Limited Liability Company Brink’s (70%)	Russian Federation
Non Banking Credit Organization BRINKS (Limited Liability Company) (70%)	Russian Federation
Servicio Pan Americano de Proteccion C.A. (61%, BICV is beneficial owner)	Venezuela
Aeropanamericano, C.A. (61%)	Venezuela
Aero Sky Panama, S.A. (61%)	Panama
Artes Graficas Avanzadas 98, C.A. (61%)	Venezuela
Blindados de Zulia Occidente, C.A. (61%)	Venezuela
Blindados de Oriente, S.A. (61%)	Venezuela
Blindados Panamericanos, S.A. (61%)	Venezuela
Blindados Centro Occidente, S.A. (61%)	Venezuela
Documentos Mercantiles, S.A. (61%)	Venezuela
Instituto Panamericano, C.A. (61%)	Venezuela
Intergraficas Panama, S.A. (61%)	Panama
Panamericana de Vigilancia, S.A. (61%)	Venezuela
Transportes Expresos, C.A. (61%)	Venezuela
Brink’s Panama S.A.	Panama
Inmobiliaria Brink’s Panama S.A.	Panama
Brink’s Poland Security Services Sp.zo.o.	Poland
Brink’s Puerto Rico, Inc.	Puerto Rico

2

Company	Jurisdiction of Incorporation

Brink’s International Holdings AG	Switzerland
Bolivar Business S.A. (61%)	Panama
Domesa Courier Corporation (61%)	Florida
Panamerican Protective Service Sint Maarten, N.V. (61%)	Sint Maarten
Radio Llamadas Panamá, S.A. (61%)	Panama
Servicio Panamericano de Protección Curacao, N.V. (61%)	Curacao
Domesa Curacao, N.V. (61%)	Curacao
Domesa Servicio Pan Americano de Proteccion Brink’s Aruba, N.V. (61%)	Aruba
Servicio Panamericano de Vigilancia Curacao, N.V. (61%)	Curacao
Brink’s France SAS	France
Altair Securite	France
Brink’s (Mauritius) Ltd	Mauritius
Brink’s Antilles Guyane S.A.R.L.	Guadeloupe
Brink’s Contrôle Sécurité Réunion S.A.R.L.	St. Denis
Brink’s Évolution S.A.R.L.	France
Est Valeurs SAS	France
Brink’s Formation S.A.R.L.	France
Brink’s Guard S.A.R.L.	France
Brink’s Guarding Maroc S.A.S.	Morocco
Brink’s Madagascar S.A. (60%)	Madagascar
Brink’s Maroc S.A.	Morocco
Brink’s Qatar L.L.C. (49%)	Qatar
Brink’s Réunion S.A.R.L.	St. Denis
Brink’s Security Services SAS	France
Cyrasa Servicios de Control SA	Spain
Maartenval NV	Sint Maarten
Protecval S.A.R.L.	France
Security & Risk Management Training Centre Ltd	Mauritius
Brink’s Global Services Antwerp	Belgium
Brink’s Kenya Limited	Kenya
Brink’s Switzerland Ltd.	Switzerland
Brink’s Diamond & Jewelry Services BVBA	Belgium
Transpar – Brink’s ATM Ltda.	Brazil
BGS – Agenciamento de Carga e Despacho Aduaneiro Ltda.	Brazil
Brink’s-Seguranca e Transporte de Valores Ltda.	Brazil
BVA-Brink’s Valores Agregados Ltda.	Brazil
Brink’s Hong Kong Limited	Hong Kong
Brink’s (Shanghai) Finance Equipment Technology Services Co. Ltd.	China
Brink’s Diamond (Shanghai) Company Limited	China
Brink’s Finance Equipment (Shenzhen) Limited	China
Brink’s Jewellery Trading (Shanghai) Company Limited	China
Brink’s Security Transportation (Shanghai) Company Limited	China
Brink’s Global Services Korea Limited – Yunan Hoesa Brink’s Global (80%)	Korea
Brink’s Nederland B.V.	Netherlands
Brink’s Geldverwerking B.V.	Netherlands
Brink’s Houten B.V.	Netherlands
Brink’s Singapore Pte Ltd	Singapore
Brinks (Southern Africa) (Proprietary) Limited	South Africa
Brinks Armoured Security Services (Proprietary) Limited	South Africa
ePago International Inc.	Panama
Brink’s e-Pago Tecnologia Ltda.	Brazil
Corporación ePago de Venezuela, C.A.	Venezuela
e-Pago de Colombia S.A. (75%)	Colombia
Brink’s ePago S.A. de C.V.	Mexico
Brink’s Global Services (BGS) Botswana (Proprietary) Limited	Botswana
ICD Limited (55%)	China
Asia Security Products Limited (55%)	Hong Kong
ICD Americas, Inc. (55%)	Florida
ICD Engineering (Beijing) Co., Ltd. (55%)	China
ICD Electronic Technology (Shanghai) Company Limited (55%)	China
ICD Security Solutions (HK) Limited (55%)	Hong Kong

3

Company	Jurisdiction of Incorporation

ICD Security Solutions (India) Private Ltd. (55%)	India
ICD Security Solutions Pte. Ltd. (55%)	Singapore
Brink’s Macau Limited	Macao
Brink’s Taiwan Security Limited	Taiwan
Brink’s (Thailand) Limited (40%)	Thailand
Brink’s Guvenlik Hizmetleri Anonim Sirketi	Turkey
Brink’s Europe Limited	U.K.
Brink’s (UK) Limited	U.K.
Brink’s Commercial Services Limited	U.K.
Brink’s Diamond & Jewellery Services Limited	U.K.
Brink’s Limited	U.K.
Brink’s (Scotland) Limited	U.K.
Brinks Limited W.L.L.	Bahrain
Brink’s Security Limited	U.K.
Quarrycast Commercial Limited	U.K.
Brink’s Global Services, Ltd.	U.K.
Tepuy Inmobiliaria VII, C.A.	Venezuela
BAX Holding Company	Virginia
Brink’s Administrative Services Inc.	Delaware
Pittston Minerals Group Inc.	Virginia
Pittston Coal Company	Delaware
Heartland Coal Company	Delaware
Maxxim Rebuild Company, Inc.	Delaware
Pittston Forest Products, Inc.	Virginia
Addington, Inc.	Kentucky
Appalachian Mining, Inc.	West Virginia
Molloy Mining, Inc.	West Virginia
Vandalia Resources, Inc.	West Virginia
Pittston Coal Management Company	Virginia
Pittston Coal Terminal Corporation	Virginia
Pyxis Resources Company	Virginia
HICA Corporation	Kentucky
Holston Mining, Inc.	West Virginia
Motivation Coal Company	Virginia
Paramont Coal Corporation	Delaware
Sheridan-Wyoming Coal Company, Incorporated	Delaware
Thames Development Ltd.	Virginia
Buffalo Mining Company	West Virginia
Clinchfield Coal Company	Virginia
Dante Coal Company	Virginia
Eastern Coal Corporation	West Virginia
Elkay Mining Company	West Virginia
Jewell Ridge Coal Corporation	Virginia
Kentland-Elkhorn Coal Corporation	Kentucky
Meadow River Coal Company	Kentucky
Pittston Coal Group, Inc.	Virginia
Ranger Fuel Corporation	West Virginia
Sea “B” Mining Company	Virginia
Pittston Mineral Ventures Company	Delaware
PMV Gold Company	Delaware
Pittston Mineral Ventures International Ltd.	Delaware
Mineral Ventures of Australia Pty Ltd.	Australia

NOTE: Subsidiaries that are not majority owned do not constitute “Subsidiaries” for the purposes of this Schedule. They have been left on the Schedule so as to make the ownership structure clear.

4

Schedule 8.02

Existing Liens

Liens on property of the Parent and certain of its Restricted Subsidiaries representing Capital Lease obligations in the aggregate amount of approximately $103,700,000.

Schedule 11.02

Notices

THE PARENT:

The Brink’s Company

1801 Bayberry Court

P.O. Box 18100

Richmond, Virginia 23226

Attn: Treasurer

email: jleon@brinkscompany.com

Facsimile: (804) 289-9760

THE GUARANTORS:

Brink’s, Incorporated	Pittston Services Group Inc.
c/o The Brink’s Company	c/o The Brink’s Company
1801 Bayberry Court	1801 Bayberry Court
P.O. Box 18100	P.O. Box 18100
Richmond, Virginia 23226	Richmond, Virginia 23226
Attn: Treasurer	Attn: Treasurer
email: jleon@brinkscompany.com	email: jleon@brinkscompany.com
Facsimile: (804) 289-9760	Facsimile: (804) 289-9760

Brink’s Holding Company

c/o The Brink’s Company

1801 Bayberry Court

P.O. Box 18100

Richmond, Virginia 23226

Attn: Treasurer

email: jleon@brinkscompany.com

Facsimile: (804) 289-9760

THE BANK:	with a copy to:

The Royal Bank of Scotland N.V.	The Royal Bank of Scotland N.V.
600 Washington Boulevard	600 Washington Boulevard
Stamford, Connecticut 06901	Stamford, Connecticut 06901
Attn: Peggy Vacca, Loan Administration	Attn: Timothy Pinkerton
email: peggy.d.vacca@rbs.com	email: Timothy.Pinkerton@rbs.com
Facsimile: (212) 401-1494	Facsimile: (203) 873-3462

THE ARRANGER:

RBS Securities Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

Attn: Caleb Bush-Brown

email: caleb.bush-brown@rbs.com

Facsimile: (203) 873-3552